As filed with the Securities and Exchange Commission on August
22, 1997
                                 Registration No. _______________

                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
-----------------------------------------------------------------

                            FORM S-4

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
-----------------------------------------------------------------

                      PREMIER BANCORP, INC.
      (Exact name of registrant as specified in its charter)


        Pennsylvania                             6021
       -------------                             ----
(State or other jurisdiction of      (Primary Standard Industrial
 incorporation or organization)      Classification Code Number)

                                            Applied For
                                           -------------
                                  (I.R.S. Employer Identification
                                   No.)

                                  John C. Soffronoff, President
      PREMIER BANCORP, INC.            PREMIER BANCORP, INC.
      379 North Main Street            379 North Main Street
Doylestown, Pennsylvania 18901    Doylestown, Pennsylvania 18901
      (215) 345-5100                      (215) 345-5100
------------------------------   -------------------------------
(Address, including ZIP Code,    (Name, address, including ZIP
and telephone number, including   Code, and telephone number,
area code, of registrant's        including area code, of agent
principal executive offices)      for service)

                       With A Copy To:
                 Nicholas Bybel, Jr., Esquire
                  Kimberly J. Kling, Esquire
                   Shumaker Williams, P.C.
                     Post Office Box 88
                Harrisburg, Pennsylvania 17108
                  Telephone:  (717) 763-1121


Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this Form are being
offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the
following box.   x
                ---

                 CALCULATION OF REGISTRATION FEE

Title of Each             Amount             Proposed Maximum
Class of Securities       to be              Offering Price
Being Registered        Registered              Per Unit

Common Stock, par
value $1.00 per
share                    868,128                $ 11.20<F1>


Title of Each          Proposed Maximum         Amount of
Class of Securities     Aggregate              Registration
Being Registered       Offering Price             Fee

Common Stock, par
value $1.00 per
share                  $ 9,723,033.60           $2,946.37


Title of Each             Amount             Proposed Maximum
Class of Securities       to be              Offering Price
Being Registered        Registered              Per Unit

Common Stock, par
value $1.00 per
share, underlying
options                 254,448<F2>            $11.09<F3>


Title of Each          Proposed Maximum         Amount of
Class of Securities      Aggregate            Registration
Being Registered       Offering Price              Fee

Common Stock, par
value $1.00 per
share, underlying
options                $ 2,821,828.32           $ 855.10


<F1> Estimated solely for the purpose of calculating the
registration fee and based, in accordance with Rule 457(f)(2), upon the book value of the outstanding shares of Premier Bank, of 868,128 shares of common stock, par value $1.00 per share, as of July 31, 1997, of $11.20 per share and a maximum of 868,128 shares of such stock to be converted in the reorganization into common stock of the Registrant with a par value of $1.00 per share.

<F2> Includes 100,000 shares reserved for issuance under the 1995
Premier Bank Incentive Stock Option Plan, of which, at the date hereof, 74,955 options have been awarded.

<F3> Based upon the weighted average exercise price of all
outstanding options.


                          PREMIER BANK
                      379 NORTH MAIN STREET
                       DOYLESTOWN, PA 18901
                         (215) 345-5100

-----------------------------------------------------------------


                                 September 9, 1997


TO OUR SHAREHOLDERS:

     The Board of Directors of Premier Bank (the "Bank") cordially invites you to attend the Special Meeting of Shareholders which will commence at 9:00 a.m., prevailing time on Thursday, October 9, 1997, at Barley Sheaf Farm Bed and Breakfast
Inn, Route 202, Holicong, Pennsylvania.

     The Notice of Special Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule for the Special Meeting includes a proposal to approve and adopt a Plan of Reorganization and a Plan of Merger to form a bank holding company for the Bank. The Board of Directors recommends that you vote in favor of the proposal and believes that the formation of a bank holding company at this time is an important and necessary part of the Bank's plans for the future. The Board of Directors believes that the formation of a Holding Company at this time will provide the Bank with flexibility to utilize alternative sources of capital that are not available to the Bank to support its current growth. These alternatives include, but are not limited to, the issuance of Trust Preferred Stock.

     Under the proposed Plan of Reorganization, each share of Common Stock of the Bank presently held by you would be converted into one (1) share of Common Stock of Premier Bancorp, Inc., a bank holding company whose only substantial asset would be all of the Common Stock of the Bank (the "Holding Company"). If the Plan of Reorganization is approved and adopted, the Bank's shareholders (other than dissenting shareholders) will automatically become shareholders of the Holding Company. Since the Holding Company will own all of the outstanding shares of the Bank, your interest in the Bank at the time of the reorganization will remain essentially the same, except that it will be indirect rather than direct. The conversion of Common Stock of the Bank into Common Stock of the Holding Company will be tax free for federal income tax purposes, with the exception of money received for fractional shares owned.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF REORGANIZATION AND PLAN OF MERGER ARE IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND URGES YOU TO VOTE IN FAVOR OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THE APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER REQUIRES AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK. IT IS, THEREFORE, EXTREMELY IMPORTANT FOR YOU TO SIGN, DATE AND RETURN YOUR ENCLOSED PROXY AS SOON AS POSSIBLE IN THE PRE-ADDRESSED AND STAMPED ENVELOPE SUPPLIED FOR YOUR CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     We urge you to carefully review the enclosed Proxy
Statement/Prospectus that describes the Plan of Reorganization and the Plan of Merger proposal in detail. Again, your Board of Directors strongly recommends that you vote FOR the proposal.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                       Very truly yours,



                       Clark S. Frame, Chairman of the Board

          _________________________________________

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON OCTOBER 9, 1997
          _________________________________________



TO THE SHAREHOLDERS OF PREMIER BANK:

     Notice is hereby given that the Special Meeting of Shareholders of Premier Bank (the "Bank") will be held at 9:00 a.m., prevailing time, on Thursday, October 9, 1997, at Barley
Sheaf Farm Bed and Breakfast Inn, Route 202, Holicong,
Pennsylvania, for the following purposes:

1. To consider and act upon a proposal to approve and adopt a Plan of Reorganization and Plan of Merger, dated as of
            , providing, among other things, for the merger of the Bank and Premier Interim Bank (the "Interim Bank"), a Pennsylvania state-chartered banking association and a subsidiary of Premier Bancorp, Inc. (the "Holding Company"), and for the automatic conversion of each share of the Common Stock of the Bank into one (1) share of the Common Stock of the Holding Company; and

2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Bank in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give notice to the Secretary of the Bank.

     Only those shareholders of record at the close of business on September 1, 1997 , will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1996, was mailed to Shareholders on or about April 1, 1997. Additional copies of the Bank's Annual Report for the 1995 fiscal year and 1994 fiscal year may be obtained at no cost by contacting John C. Soffronoff, President, Premier Bank, 379 North Main Street, Doylestown, Pennsylvania 18901; telephone:
(215) 345-5100.

     AN AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND PLAN OF MERGER. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                         By Order of the Board of Directors,



                         Clark S. Frame, Chairman of the Board

September 9, 1997

PROXY STATEMENT/PROSPECTUS

                     PREMIER BANCORP, INC.

                  1,122,576 Shares Common Stock
                      ($1.00 par value)

                        PREMIER BANK
                       PROXY STATEMENT

     Premier Bancorp, Inc., a newly formed Pennsylvania business corporation (the "Holding Company"), proposes to issue 1,122,576 shares of its common stock to shareholders of Premier Bank (the "Bank") in a reorganization whereby the Bank will become a wholly-owned subsidiary of the Holding Company, and shareholders of the Bank will become shareholders of the Holding Company.

     This Proxy Statement/Prospectus includes this cover page and a Proxy Statement of the Bank for use in connection with a Special Meeting of Shareholders to be held on Thursday, October 9, 1997. The proposed reorganization and related matters to be acted upon at the shareholders' meeting are described in this Proxy Statement/Prospectus.

     If the proposed reorganization is approved and adopted, and certain other conditions are met, each shareholder of the Bank will receive one (1) share of Holding Company common stock in exchange for each whole share of common stock of the Bank held by shareholders as of September 1, 1997 . Shareholders will receive cash in lieu of any fractional shares of Bank common stock. See section entitled "PROPOSED REORGANIZATION - Conversion of Stock."

     The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Bank is required, under the Pennsylvania Banking Code of 1965, as amended, to approve and adopt the Plan of Reorganization and Plan of Merger.
                _________________________________

     This Proxy Statement/Prospectus does not cover resales of shares of Holding Company common stock upon consummation of the proposed reorganization, and no person is authorized to make use of the Proxy Statement/Prospectus in connection with any such resale.

     For a discussion of Risk Factors, see the following sections of the Proxy Statement/ Prospectus: Outside Front Cover Page; Summary; Introduction; Proposed Reorganization; Description of the Holding Company; Description of the Bank; Description of the Bank's Common Stock, Comparative Market Prices; Description of the Holding Company's Stock; Comparison of Shareholder Rights; Principal Beneficial Owners of the Bank's Common Stock

     The Holding Company's principal executive office is located at 379 North Main Street, Doylestown, Pennsylvania 18901.  The
Holding Company's telephone number is (215) 345-5100.
               _________________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE PENNSYLVANIA DEPARTMENT OF BANKING (THE "DEPARTMENT"), THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE "FRB"), THE PENNSYLVANIA SECURITIES COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION. NONE OF THE AFOREMENTIONED HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK IS NOT GUARANTEED BY THE BANK OR HOLDING COMPANY. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT DECREASE AT ANY TIME.
               _________________________________

                    AVAILABLE INFORMATION

     The Holding Company has filed a Registration Statement under the Securities Act of 1933, as amended, with the SEC in Washington, D.C. for the registration of its common stock to be issued and exchanged in the proposed reorganization.

     The registration statement, of which this Proxy Statement/Prospectus is a part, is on file with the SEC in Washington, D.C. The registration statement, including the exhibits thereto, contains information in addition to that contained herein. The registration statement and exhibits may be examined during normal business hours at the SEC public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and also at the regional offices of the SEC located at 75 Park Place, 14th Floor, New York, New York 10007; Curtis Center, Independence Square West, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106; and Northwestern Atrium Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC site is http://www.sec.gov.

     The Bank is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, accordingly, does not file reports, proxy statements and other information with its primary federal regulator, the FRB. A copy of the Bank's Annual Report, including the financial statements and the schedules thereto, for the year ended December 31, 1996, may be obtained at no cost by contacting John C. Soffronoff, President, Premier Bank, 379 North Main Street, Doylestown, Pennsylvania 18901.
              __________________________________

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JOHN C. SOFFRONOFF, PRESIDENT, PREMIER BANCORP, INC. AND PREMIER BANK, 379 NORTH MAIN STREET, DOYLESTOWN, PENNSYLVANIA 18901; TELEPHONE
(215) 345-5100. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 25, 1997.

The date of this Proxy Statement/Prospectus is September 9, 1997.

                        TABLE OF CONTENTS

                                                       Page

SUMMARY                                                  1
  SPECIAL MEETING OF PREMIER BANK                        1
  PROPOSED REORGANIZATION                                2

INTRODUCTION                                             8
  Date, Place and Time of Special Meeting                8
  Purpose of the Special Meeting                         8
  Record Date; Quorum; Voting Rights                     9
  Solicitation of Proxies                                9
  Voting and Revocation of Proxies                      10

PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK  10
  Principal Owners                                      10
  Beneficial Ownership by Officers and Directors        11

PROPOSED REORGANIZATION                                 12
  Plan of Reorganization and Plan of Merger             12
  Reasons for the Proposed Reorganization               13
  Shareholder Approval                                  15
  Effective Date                                        15
  Effect of Reorganization on Bank's Business
   and Shareholders                                     15
  Conversion of Stock                                   16
  Exchange of Stock Certificates                        16
  Failure To Surrender Stock Certificates               16
  Trading and Resale of Holding Company Common Stock    17
  Tax Consequences                                      17
  Rights of Dissenting Shareholders                     18
  Regulatory Approvals                                  21

DESCRIPTION OF THE HOLDING COMPANY                      21
  Organization                                          21
  Management                                            22
  Remuneration                                          22
  Indemnification for Securities Act Liabilities        23
  Supervision and Regulation of the Holding Company     23
  Permitted Activities                                  24
  Issuance of Additional Securities                     26

DESCRIPTION OF THE BANK                                 26
  History and Business                                  26
  Competition                                           27

  Supervision and Regulation of the Bank                28
  The Federal Reserve System                            29
  Monetary Policy                                       29
  Deposit Insurance                                     30
  Legislation                                           30
  Legal Proceedings                                     36
  Directors                                             36
  Principal Officers of the Bank                        37
  Remuneration of Officers and Directors                38
  401(K) Plan                                           38

DESCRIPTION OF THE BANK'S COMMON STOCK                  39
  The Bank's Common Stock                               39
  Comparative Market Prices                             40
  Capitalization                                        40

DESCRIPTION OF THE HOLDING COMPANY'S STOCK              41
  Common Stock                                          41
  Legal Opinion                                         42
  Anti-Takeover Provisions                              42

DIVIDENDS                                               44

COMPARISON OF SHAREHOLDER RIGHTS                        44

INDEPENDENT AUDITORS                                    44

FINANCIAL STATEMENTS                                    48

SHAREHOLDER PROPOSALS                                   48

OTHER MATTERS                                           49

EXHIBIT A   PLAN OF REORGANIZATION AMONG PREMIER BANK, PREMIER
            INTERIM BANK, AND PREMIER BANCORP, INC.

EXHIBIT B   PLAN OF MERGER BETWEEN PREMIER BANK AND PREMIER
            INTERIM BANK

EXHIBIT C   ARTICLES OF INCORPORATION OF PREMIER BANCORP, INC.

EXHIBIT D   BY-LAWS OF PREMIER BANCORP, INC.

EXHIBIT E   EXCERPTS FROM SUBCHAPTER D OF CHAPTER 15 OF THE
            PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS
            AMENDED, SECTION 1571 ET SEQ.,CONCERNING DISSENTERS'
            RIGHTS

EXHIBIT F   PREMIER BANK 1995 STOCK INCENTIVE PLAN

            This Page Intentionally Left Blank

                           SUMMARY

     The following summary of this Proxy Statement/Prospectus is provided for your convenience and is not intended to be complete.
This summary is qualified in its entirety by the detailed information set forth elsewhere in this Proxy
Statement/Prospectus, including the exhibits hereto.

                SPECIAL MEETING OF PREMIER BANK

Date                     October 9, 1997

Time and Place           9:00 a.m., prevailing time, at the
                         Barley Sheaf Farm Bed and Breakfast Inn,
                         Route 202, Holicong, Pennsylvania

Record Date              September 1, 1997

Securities Entitled      Each share of Premier Bank (the "Bank")
 to vote                 common stock, par value One Dollar
                        ($1.00) per share, issued and outstanding
                         on the record date entitles its holders
                         to one (1) vote with respect to all
                         matters presented at the meeting for
                         shareholder action.  Any fractional
                         shares held are entitled to a
                         proportionate fractional vote.

Shares Outstanding       868,128
 on the Record Date

Effects of Abstaining    A Bank shareholder who abstains from
 From Voting             voting does not perfect his or her
                         dissenter's rights.  See, "Rights of
                         Dissenting Shareholders." A shareholder who abstains from voting is not included in the affirmative vote necessary to approve and adopt the Plan of Reorganization and Plan of Merger. A bank shareholder who abstains from voting, automatically, without any action on his or her part, will receive one (1) share of Holding
                         Company common stock, par value One
                         Dollar ($1.00) per share, in exchange
                         for one (1) share of common stock of the Bank, par value One Dollar ($1.00) per share, held on the Effective Date if at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Bank common stock vote in favor of the Plan of Reorganization and Plan of Merger. See section entitled
                         "PROPOSED REORGANIZATION - Conversion of
                         Stock."

Matters to be Considered (1) A proposal to approve and adopt a
                         Plan of Reorganization among the Bank,
                         Premier Interim Bank (the "Interim
                         Bank") and Premier Bancorp, Inc., a
                         Pennsylvania business corporation (the
                         "Holding Company"), and to approve and
                         adopt a Plan of Merger between the Bank
                         and Interim Bank whereby the
                         shareholders of the Bank will become
                         shareholders of the Holding Company, and the Bank will become a wholly-owned subsidiary of the Holding Company; (2) To act on such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

                      PROPOSED REORGANIZATION

Conditions to the        The affirmative vote of the holders of
 Consummation of the     at least sixty-six and two-thirds
 Plan of Reorganization  percent (66-2/3%) of the outstanding
 and Plan of Merger      shares of the Bank's common stock is
                         required to approve and adopt the  Plan
                         of Reorganization and Plan of  Merger.
                         In addition, the  Plan  of
                         Reorganization and Plan of Merger
                         require the approval of the Board of
                         Governors of the Federal Reserve System
                         ("FRB") and the Pennsylvania Department
                         of Banking (the "Department"). On August
                         1, 1997, the organizers of the Interim
                         Bank filed an application with the
                         Department for approval to charter the
                         Interim Bank.  The Charter Application
                         of the Interim Bank was preliminarily
                         approved by the Department on
                         __________, 1997.  An application was
                         made to the Department on ____________,
                         1997, and to the FRB on ________ ,1997,
                         for approval to merge the Interim Bank
                         with and into the Bank.   The merger of
                         the Interim Bank with and into the Bank
                         was conditionally approved by the
                         Department on ____________ , 1997, and
                         by the FRB on __________, 1997. Any
                         approval granted by these agencies
                         reflects only these agencies' view that
                         the transaction does not contravene the
                         competitive standards of the law and is
                         consistent with regulatory concerns
                         relating to bank management and to the
                         safety of stockholders from a financial point of view or that these agencies have considered the adequacy of the terms of the exchange.

                         THESE AGENCIES' APPROVAL IS NOT AN
                         ENDORSEMENT OR RECOMMENDATION OF THE
                         REORGANIZATION AND MERGER.  The
                         application of the Holding Company to
                         become a bank holding company requires
                         the approval of the FRB. An application for such approval was filed by the Holding Company with FRB on
                          _____________.  See sections entitled
                         "PROPOSED REORGANIZATION - Shareholder
                         Approval" and "PROPOSED REORGANIZATION -
                         Regulatory Approvals."

Conversion of Stock      Upon the consummation of the Plan of
                         Reorganization and Plan of Merger, all
                         shareholders of the Bank, except those
                         who exercise dissenting shareholders'
                         rights, will become shareholders of the
                         Holding Company. Each outstanding whole share of the Bank's common stock, par value One Dollar ($1.00) per share, will be converted into and become one (1) share of common stock, par value One
                         Dollar  ($1.00) per share, of the
                         Holding Company.  No fractional shares
                         of Holding Company common stock will be
                         issued in connection with the
                         reorganization and merger. In lieu of
                         the issuance of any fractional share to
                         which a shareholder would otherwise be
                         entitled, cash equal to the fair market
                         value of the fractional interest will be received. See section entitled
                         "PROPOSED REORGANIZATION - Conversion
                         of Stock."

Exchange of Stock        Shareholders will be required to
 Certificates            exchange their present stock
                         certificates (bearing the name "Premier
                         Bank") for new stock certificates
                         (bearing the name "Premier Bancorp,
                         Inc.").  The Board of Directors has
                         reserved the right to withhold any
                         dividends from those shareholders who do not exchange their certificates within a reasonable period of time after notification of the exchange. See section entitled "PROPOSED
                         REORGANIZATION - Exchange of Stock
                         Certificates."

Failure to Surrender     Shareholders of the Bank must surrender
 Stock Certificates      their stock certificates within two(2)
                         years of the date of notification to do
                         so.  In the event that any stock
                         certificates are not surrendered for
                         exchange within such two (2) year
                         period, shares represented by
                         appropriate certificates of the Holding
                         Company that would otherwise have been
                         delivered in such exchange may be sold,
                         at the option of the Holding Company.
                         If sold, the net proceeds of the sale
                         shall be held for those shareholders of
                         the unsurrendered certificates to be
                         paid to them upon surrender of their
                         outstanding certificates.  FROM AND
                         AFTER SUCH SALE, THE SOLE RIGHT OF THE
                         HOLDERS OF THE UNSURRENDERED OUTSTANDING
                         CERTIFICATES SHALL BE THE RIGHT TO
                         COLLECT THE NET SALES PROCEEDS HELD FOR
                         THEIR ACCOUNT.  See section entitled
                         "PROPOSED REORGANIZATION - Failure to
                         Surrender Stock Certificates."

Amendment                The Board of Directors of the Bank, the
                         Holding Company and the Interim Bank may amend the Plan of Reorganization and Plan of Merger by mutual consent either before or after approval by the Bank's shareholders. However, no amendments can be made to the provisions relating to the conversion of shares of the Bank into shares of the Holding Company without proper shareholder approval.
                         See section entitled "PROPOSED
                         REORGANIZATION - Plan of Reorganization
                         and Plan of Merger."

Termination              The Plan of Reorganization and Plan of
                         Merger may be terminated by the mutual
                         consent of the Boards of Directors of
                         the Bank, the Interim Bank and the
                         Holding Company, even after the approval of such plans by the Bank's shareholders. The Bank's Board of
                         Directors may terminate the Plan of
                         Reorganization at any time before it is
                         consummated if the Board of Directors
                         believes the reorganization would be
                         inadvisable for any other proper reason.
                         See section entitled "PROPOSED
                         REORGANIZATION - Plan of Reorganization
                         and Plan of Merger."

"Anti-Takeover"          The Articles of Incorporation and By-
 Provisions              laws of the Holding Company establish or
                         contain certain provisions that may be
                         deemed to be "anti-takeover" in nature.
                         The Articles of Incorporation and the
                         By-laws of the Holding Company were
                         effective as of the date the Articles of Incorporation were filed with the
                         Pennsylvania Department of State,
                         Corporation Bureau, and the date that
                         the By-laws were approved by the Holding
                         Company's Board of Directors.  These
                         provisions of the Articles of
                         Incorporation and By-laws will apply to
                         all shareholders of the Holding Company
                         on the Effective Date of the Holding
                         Company formation, the date on which the Plan of Reorganization and Plan of Merger are consummated. The anti-takeover provisions are as follows: (1) the authorization of ten million
                         (10,000,000) shares of common stock, all of which may be issued without shareholder approval; (2) three (3) year staggered terms of office for directors;
                         (3) the requirement that holders of at
                         least sixty-six and two-thirds percent
                         (66-2/3%) of the outstanding shares of
                         the Holding Company's common stock
                         approve any merger, consolidation,
                         liquidation or dissolution of the
                         Holding Company or the sale of all or
                         substantially all of its assets. (4) the requirement that holders of at least sixty-six and two-thirds percent
                         (66-2/3%) of the outstanding shares of
                         the Holding Company's common stock
                         approve any change in the By-laws or
                         change any amendment to the By-laws, or
                         by a majority vote of the members of the Board of Directors subject to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of sixty-six and two-thirds percent
                         (66-2/3%) of the outstanding shares of
                         common stock; (5) the authorization for
                         the Board of Directors to oppose a
                         tender offer on the basis of factors
                         other than economic benefit to
                         shareholders; and (6) the requirement
                         that a special meeting of shareholders
                         may only be called by a majority of the
                         Board of Directors, the Chairman, the
                         President, or one or more shareholders
                         owning, in the aggregate, not less than
                         20% of the outstanding shares of the
                         Holding Company.  THEREFORE, A VOTE IN
                         FAVOR OF THE PLANS OF REORGANIZATION AND
                         MERGER IS A

                         VOTE IN FAVOR OF THESE ANTI-TAKEOVER
                         PROVISIONS.  See section entitled
                         "DESCRIPTION OF THE HOLDING COMPANY'S
                         STOCK - Anti-takeover Provisions."

Rights of Dissenting     Shareholders of the Bank who: (1) vote
 Shareholder             against the Plan of Reorganization and
                         Plan of Merger at the Special Meeting or give notice in writing to the Bank prior to or at the Special Meeting that they dissent from the Plan of Reorganization and Plan of Merger; and (2) comply with the procedures described in the section entitled "PROPOSED REORGANIZATION -
                         Rights of Dissenting Shareholders" will
                         be entitled to receive cash for the fair value of their shares. Merely voting against the Plan of Reorganization and Plan of Merger at the Special Meeting will not perfect a shareholder's dissenters' rights. Shareholders are urged to review carefully the section of this Proxy Statement/Prospectus entitled
                         "PROPOSED REORGANIZATION - Rights of
                         Dissenting Shareholders" and the
                         statutory excerpts concerning
                         dissenters' rights attached to this
                         Proxy Statement/Prospectus as Exhibit E.
                         FAILURE TO FOLLOW THE PROCEDURES SET
                         FORTH IN 15 Pa.C.S.A. SECTION 1571, et
                         seq, REGARDING DISSENTERS' RIGHTS WILL
                         CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.

Tax Consequences         Under the current provisions of the
                         Internal Revenue Code of 1986, as
                         amended (the "Code"), no gain or loss is expected to be recognized for federal income tax purposes by the shareholders of the Bank by reason of the conversion of their common stock of the Bank into common stock of the Holding Company in connection with the consummation of the Plan of Reorganization and Plan of Merger with the exception of any cash issued for fractional shares owned. See section entitled "PROPOSED
                         REORGANIZATION - Rights of Dissenting
                         Shareholders."

              This Page Intentionally Left Blank.

                     PREMIER BANCORP, INC.

                             AND

                         PREMIER BANK

                  PROXY STATEMENT/PROSPECTUS

                        INTRODUCTION

     This Proxy Statement, which also constitutes a Prospectus (the "Proxy Statement/Prospectus"), is furnished for the solicitation by the Board of Directors of Premier Bank (the "Bank"), a state-chartered banking institution, of proxies to be voted at the Special Meeting of Shareholders of the Bank, to be held at Barley Sheaf Farm Bed and Breakfast Inn, Route 202, Holicong, Pennsylvania, on Thursday, October 9, 1997, at 9:00 a.m., prevailing time, and at any adjournment or postponement of the Special Meeting. This Proxy Statement/Prospectus also constitutes a prospectus of Premier Bancorp, Inc. (the "Holding Company") in offering its shares of common stock to the Bank's shareholders in accordance with the Plan of Reorganization and Plan of Merger. The principal executive offices of the Bank and the Holding Company are located at 379 North Main Street, Doylestown, Pennsylvania 18901. The telephone number for the Bank and the Holding Company is (215) 345-5100. All inquiries should be directed to John C. Soffronoff, President. This Proxy Statement/Prospectus and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Bank on or about September 9, 1997 .

Date, Place and Time of Special Meeting
---------------------------------------

     The Special Meeting of Shareholders of Premier Bank will be held on Thursday, October 9, 1997, at Barley Sheaf Farm Bed and
Breakfast Inn, Route 202, Holicong, Pennsylvania, at 9:00 a.m.
prevailing time.

Purpose of the Special Meeting
------------------------------

     At the Special Meeting, shareholders of the Bank will be requested: (1) to consider and act upon a proposal to approve and adopt the Plan of Reorganization and Plan of Merger dated as of ___________, 1997, providing, among other things, for the merger of the Bank and Premier Interim Bank (the "Interim Bank"), a Pennsylvania state-chartered banking institution organized under the laws of the Commonwealth of Pennsylvania and a subsidiary of Premier Bancorp, Inc. (the "Holding Company"), and for the automatic conversion of each whole share of common stock of the Bank into one (1) share of common stock of the Holding Company (no fractional shares of Holding Company common stock will be issued. Shareholders will receive cash in lieu of any fractional shares of Bank common stock); and (2) to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Record Date; Quorum; Voting Rights
----------------------------------

     The Board of Directors of the Bank has fixed the close of business on September 1, 1997 , as the record date for the determination of shareholders of the Bank entitled to notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date, the Bank had outstanding 868,128 shares of common stock, par value One Dollar ($1.00) per share, the only authorized class of stock (the "Common Stock"), which was held by approximately four-hundred ninety (490) shareholders.

     Under Pennsylvania law and the By-laws of the Bank, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the Special Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for the transaction of business at the Special Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock is required to approve and adopt the Plan of Reorganization and Plan of Merger. Abstentions and broker non-votes are not votes cast and, therefore, do not count either for or against such approval and adoption. However, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes received for each such matter.

     On all matters to come before the Special Meeting, including the proposal to approve and adopt the Plan of Reorganization and Plan of Merger, each share of Common Stock is entitled to one (1) vote, and fractional shares are entitled to a proportionate, fractional vote.

Solicitation of Proxies
-----------------------

     This Proxy Statement/Prospectus and the enclosed form of Proxy are first being sent to shareholders of the Bank on or about September 9, 1997 .

     The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Bank may furnish shareholders in connection with the Special Meeting, will be borne by the Bank. In addition to solicitation by mail, directors, officers and employees of the Bank may solicit Proxies from the shareholders of the Bank personally or by telephone, telegram or telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the Common Stock held of record by these persons, and, upon request therefor, the Bank will reimburse them for their reasonable forwarding expenses.

Voting and Revocation of Proxies
--------------------------------

     Shares represented by Proxies that are properly signed, executed and returned, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions made thereon by the shareholders. If a Proxy is signed, executed and returned without indicating any voting instructions, the shares represented by the Proxy will be voted FOR the approval and adoption of the Plan of Reorganization and Plan of Merger. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Special Meeting and vote in person, after giving notice to John J. Ginley, Secretary of the Bank.

     A shareholder of the Bank who returns a Proxy may revoke the Proxy prior to the time it is voted: (1) by giving written notice of revocation to John J. Ginley, Secretary of Premier Bank, 379 North Main Street, Doylestown, Pennsylvania 18901; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Bank; or (3) by voting in person after giving written notice to the Secretary of the Bank. Attendance by a shareholder at the Special Meeting will not itself be deemed or constitute a revocation of the Proxy.

      PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK

Principal Owners
----------------

     The following table sets forth, as of September 1, 1997 , the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Bank's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Bank's outstanding Common Stock so owned. The footnote to the following table is set forth below under the section entitled "Beneficial Ownership by Officers and Directors."


                                                     Percent of
                                                     Outstanding
                                                    Common Stock
                         Shares Beneficially        Beneficially
Name and Address             Owned <F1>                Owned
----------------         -------------------        -------------

David C. Frame                57,697 <F2>                5.39%
95 Leonard Ave., Suite 201
Pittsburgh, PA

Clark S. Frame                55,158.3<F3>               5.15%
379 North Main Street
Doylestown, Pennsylvania


<F1>  For the definition of beneficial ownership, see footnote 1 to the table, following.

<F2>  Includes an option to purchase 8,745 shares.

<F3>  Includes an option to purchase 16,134 shares.


Beneficial Ownership by Officers and Directors
----------------------------------------------

     The following table sets forth as of September 1, 1997 , the amount and percentage of the Common Stock of the Bank beneficially owned by each director and all officers and directors of the Bank as a group. This information has been furnished by the reporting persons.



Name of Individual       Amount and Nature of         Percent
   or Identity               Beneficial               of Class
    Of Group             Ownership <F1> <F2>            <F23>
--------------------   -------------------------      --------


Daniel E. Cohen             34,344.0 <F3>               3.21%
Peter A. Cooper             37,316.0 <F4>               3.49%
Clark S. Frame              55,158.6 <F5>               5.15%
Thomas E. Mackell           26,136.0 <F6>               2.44%
Barry J. Miles, Sr.         20,201.5 <F7>               1.89%
Daniel A. Nesi              34,255.4 <F8>               3.20%
Neil Norton                 28,931.0 <F9>               2.70%
Thomas M. O'Mara            17,783.0 <F10>              1.66%
Michael Perrucci            24,746.6 <F11>              2.31%
Brian R. Rich               27,413.0 <F12>              2.56%
Ezio U. Rossi               41,389.0 <F13>              3.87%
Richard F. Ryon             26,115.2 <F14>              2.44%
Gerald Schatz               38,456.4 <F15>              3.59%
Bruce E. Sickel             14,004.9 <F16>              1.31%
John C. Soffronoff          13,390.0 <F17>              1.25%
Irving N. Stein             22,922.0 <F18>              2.14%
Thomas P. Stitt             22,515.0 <F19>              2.10%
HelenBeth Garofalo-Vilcek   12,748.5 <F20>              1.19%
George H. Wetherill         25,287.4 <F21>              2.36%
John A. Zebrowski           31,266.1 <F22>              2.92%

All Officers and Directors
as a Group (21 persons)    568,673.6                   53.12%
______________________


<F1> The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Federal Reserve and the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after September 1, 1997 . Beneficial ownership may be disclaimed as to certain of the securities.

<F2> Unless otherwise indicated, all shares are legally owned by the reporting person individually or jointly with a spouse.

<F3> Includes an option to purchase 14,280 shares.

<F4> Includes an option to purchase 16,955 shares.

<F5> Includes an option to purchase 16,134 shares.

<F6> Includes an option to purchase 9,350 shares.

<F7> Includes an option to purchase 5,841.5 shares.

<F8> Includes an option to purchase 12,845 shares.

<F9> Includes an option to purchase 13,465 shares.

<F10> Includes an option to purchase 6,541 shares.

<F11> Includes an option to purchase 10,550 shares.

<F12> Includes an option to purchase 6,613 shares.

<F13> Includes an option to purchase 7,014 shares.

<F14> Includes an option to purchase 4,995 shares.

<F15> Includes an option to purchase 8,466 shares.

<F16> Includes an option to purchase 7,395 shares.

                              11


<F17> Includes an option to purchase 6,790 shares.

<F18> Includes an option to purchase 6,980 shares.

<F19> Includes an option to purchase 3,155 shares.

<F20> Includes an option to purchase 4,380 shares.

<F21> Includes an option to purchase 8,386 shares.

<F22> Includes an option to purchase 7,485.2 shares.

<F23> Upon consummation of the Plan of Reorganization and Plan of
      Merger, the percentage of present ownership of the named individuals and all officers and directors as a group shall remain unchanged.

                    PROPOSED REORGANIZATION

Plan of Reorganization and Plan of Merger
-----------------------------------------

     Under the terms of the Plan of Reorganization and Plan of Merger, the Interim Bank, a subsidiary of the Holding Company, will merge with, into and under the Charter of the Bank, and each whole outstanding share of the Bank's Common Stock (other than shares as to which dissenters' rights have been perfected and other than fractional shares in lieu of which cash will be issued) will be converted into the right to receive one (1) share of the Holding Company's Common Stock (the "Merger").

     The Interim Bank is a Pennsylvania state-chartered banking institution, organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), for the sole purpose of merging with the Bank to effect the reorganization. The Interim Bank will conduct no banking business prior to the Merger. After the Merger, the Bank will survive.

     Upon consummation of the Plan of Reorganization, the Bank will become a wholly-owned subsidiary of the Holding Company, and the shareholders of the Bank will become shareholders of the Holding Company. The Bank will continue its banking business substantially unchanged and under the same management.

     On ___________, 1997, the Boards of Directors of the Bank, the Interim Bank and the Holding Company unanimously approved the Plan of Reorganization and the Plan of Merger. The Plan of Reorganization and the Plan of Merger may be amended by mutual consent of the Parties before or after approval and adoption by the Bank's shareholders except for provisions relating to the conversion of shares of Common Stock of the Bank into shares of common stock of the Holding Company.

     THE PLAN OF REORGANIZATION AND THE PLAN OF MERGER MUST BE
APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT
LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE
OUTSTANDING SHARES OF THE BANK'S COMMON STOCK.

     The Plan of Reorganization and the Plan of Merger are subject to the consent and approval of certain governmental authorities, including approval by the Board of Governors of the Federal Reserve System ("FRB") and by the Pennsylvania Department of Banking (the "Department"). The Holding Company is required to register with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. An application for such registration was filed with the FRB on ________, 1997. Application for approval of the Merger was filed on __________, 1997, with the FRB, and on __________, 1997, with the Department. Approval was conditionally granted on ________, 1997, by the FRB, and on __________, 1997, by the Department.

     The Plan of Reorganization and Plan of Merger may be terminated by the mutual consent of the Boards of Directors of the Bank, the Interim Bank and the Holding Company even after they are approved by the Bank's shareholders. The Board of Directors, however, may not amend any provisions relating to the conversion of shares of the Bank into shares of the Holding
Company without shareholder approval. The Board of Directors of the Bank may also terminate the Plan of Reorganization and the Plan of Merger at any time before the consummation of the Merger, if the Board of Directors believes that the reorganization would be inadvisable, for any reason.

     As required by generally accepted accounting principles, the Merger may be accounted for as a pooling of interests.

     For additional information, see the Plan of Reorganization and the Plan of Merger, attached hereto as Exhibits A and B, respectively, and incorporated by reference herein.

Reasons for the Proposed Reorganization
----------------------------------------

     In the opinion of the Board of Directors of the Bank, the formation of a bank holding company will provide greater flexibility in financing, in engaging in non-banking activities, in protecting against an unfriendly takeover, and in responding to changes in law.

     The Bank has experienced a period of sustained and substantial growth. In order to continue the rate of this growth, additional capital may be necessary. One of the advantages of formation of a Holding Company is the greater number of alternatives in connection with the raising capital.
When used, these alternatives may permit the Bank or Holding
Company, as the case may be, to support its growth. These additional alternatives include, but are not limited to, the issuance of Trust Preferred Stock. Although the manner in which Trust Preferred Stock is issued is very complicated, the basic form of the transaction is as follows: a holding company creates a special trust subsidiary, usually a Delaware business trust. The subsidiary issues preferred stock ("Trust Preferred
Stock") to interested investors. The holding company then issues long term debt to the subsidiary in return for which the subsidiary pays to the holding company the proceeds of the sale of the Trust
Preferred Stock. The holding company must pay interest to the subsidiary which interest the subsidiary passes through to the holders of the Trust Preferred Stock.

     Although the Holding Company has made no final decision to issue Trust Preferred Stock at this time, it is likely that the Holding Company will do so in the future. Management of the Holding Company will consider all available options for obtaining capital and market conditions. The advantages of Trust Preferred
Stock to the Holding Company are that: (1) it qualifies as Tier 1 capital, a key factor examined by the Holding Company's regulators in determining whether the Holding Company is adequately capitalized; (2) under current tax law, the payment of interest by the Holding Company to a subsidiary is tax deductible; and (3) the issuance of Trust Preferred Stock will not dilute the Holding Company's common equity ownership or earnings per share. In addition, a Bank, without a holding company, may not issue Trust Preferred Stock. The
Holding Company structure is necessary to issue such securities.


     Flexibility in Financing. The authorized capitalization of the Holding Company, whose Articles of Incorporation authorize ten million (10,000,000) shares of Common Stock, provide flexibility in financing to the Holding Company. If the Plan of Reorganization is approved, approximately 868,128 shares of Common Stock will be issued in connection with the consummation of the Plan of Reorganization, leaving approximately 9,131,872 authorized but unissued shares of Common Stock. The authorized but unissued shares of Common Stock would be available for issuance from time to time by action of the Board of Directors to raise additional capital, for acquisitions, or for other corporate purposes without further action by the shareholders of the Holding Company unless otherwise required by law. Such issuance could result in a dilution of voting rights and book value per share as to the Common Stock of the Holding Company.
There are no present plans, arrangements or commitments for the issuance of any such shares. The ability to incur indebtedness at the Holding Company level and to contribute the proceeds of such indebtedness to the Bank as equity capital provides further flexibility.

     Non-Banking Activities. Under the Bank Holding Company Act of 1956, as amended, with the prior approval of the Federal
Reserve Board, the Holding Company may organize or acquire certain other financially related businesses without shareholder approval. The Holding Company has no present plans for such acquisition. Subsidiaries of the Holding Company, not engaged in banking, but in activities related to banking, are not subject to geographic restrictions. See, "Description of the Holding Company -
Permitted Activities".

     Protection Against an Unfriendly Takeover.  See,
"Description of the Holding Company's Stock - Anti-Takeover
Provisions".

     Interstate Banking and Branching. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies, pursuant to an amendment to the Bank Holding Company Act, can acquire a bank located in any state, as long as the acquisition does not result in the bank holding company controlling more than ten percent (10%) of the deposits in the United States, or thirty percent (30%) of deposits in the target bank's state. The legislation permits states to waive the concentration limitations and require that the target institution be in existence for up to five (5) years before it can be acquired by an out-of-state bank or bank holding company. Interstate branching and merging of existing banks is permitted after three (3) years from the enactment of the Interstate Banking and Branching Act, if the bank is adequately capitalized and demonstrates good management. Branch merging will be permitted earlier if a state undertakes to enact a law which allows it and states may also enact a law to permit banks to branch de novo. The Interstate Banking and Branching Act also amends the International Banking Act to allow a foreign bank to establish and operate a federal branch or agency upon approval of the appropriate federal and state banking regulator.

     Section 1602 of the Pennsylvania Banking Code of 1965 has been amended to allow interstate mergers upon compliance with applicable requirements. Section 907 of the Pennsylvania Banking Code has been amended to allow Pennsylvania state banks to maintain branches in any other state, the District of Columbia, or a territory or possession of the United States with prior regulatory approval. Section 30 of the National Bank Act allows national banks to engage in interstate banking to the extent permissible for state banks within the subject state.

Shareholder Approval
--------------------

     An affirmative vote of sixty-six and two-thirds percent
(66-2/3%) of the issued and outstanding shares of Common Stock of the Bank is necessary to approve and adopt the Plan of Reorganization and Plan of Merger.

Effective Date
--------------

     The reorganization and the Merger shall be effective at the time and on the date specified on the certificate to be issued by the Department and by the FRB. The Bank will request that the Department and the FRB issue a certificate no later than October
30, 1997 (the "Effective Date"). Neither the Department nor the FRB will issue a certificate before they approve the Merger. Final approval will not be considered and given until the Holding Company and the Bank give notice that holders of at least sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of Common Stock of the Bank have approved and adopted the Plan of Reorganization and the Plan of Merger.

     The approval of the Department and of the FRB reflects only the regulator's view that the transaction does not contravene the competitive standards of law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the regulators that the reorganization is favorable to the shareholders from a financial point of view or that these agencies have considered the adequacy of the terms of the exchange. THE REGULATORS' APPROVAL IS NOT AN ENDORSEMENT OR
RECOMMENDATION OF THE REORGANIZATION OR OF THE MERGER.

Effect of Reorganization on Bank's Business and Shareholders
-------------------------------------------------------------

     The Interim Bank is a Pennsylvania state-chartered banking institution, organized by the Holding Company, for the sole purpose of effecting the reorganization and holding company formation. The Interim Bank is a subsidiary of the Holding Company. The Interim Bank will conduct no banking business prior to the proposed merger. On the Effective Date, the Interim Bank will merge with, into and under the Charter of the Bank. The Bank will survive.

     On the Effective Date, shareholders of the Bank will cease to have any rights as shareholders of the Bank and their rights will relate solely to the shares of the Holding Company Common Stock, or, if demanded in accordance with Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL")(15 Pa C.S.A. Section 1571, et seq.), they will have the right to receive cash in the amount of the appraised value of their shares of Bank Common Stock. See "Rights of Dissenting Shareholders" and Exhibit E, Excerpts from Subchapter D of Chapter 15 of the BCL, Relating to Dissenters' Rights.

Conversion of Stock
--------------------

     On the Effective Date, shareholders of the Bank who do not perfect dissenters' rights will become shareholders of the Holding Company by reason of the Merger. They will own the same number of shares of the Holding Company's Common Stock as they previously owned of the Bank's Common Stock with the exception of fractional shares. Cash equal to the fair market value of the fractional interest on the Effective Date will be paid in lieu of fractional shares. Each outstanding whole share of the Bank's
Common Stock, par value One Dollar ($1.00) per share, will automatically be converted into and become the right to receive one (1) share of Common Stock, par value One Dollar ($1.00) per share, of the Holding Company.

     The Bank has issued options representing the ability to purchase 229,403 shares of Bank common stock at prices ranging from $9.09 per share to $15.00 per share. The Holding Company will assume the obligation of the Bank under any options outstanding and unexercised on the Effective Date. Option holders will receive stock options to purchase the same number of shares at the same exercise price had the option been exercised prior to the Merger.



Exchange of Stock Certificates
------------------------------

     The outstanding stock certificates that represent one (1) share of the Bank's Common Stock will be deemed automatically to represent one (1) share of the Holding Company's Common Stock. Shareholders will be required to exchange their present stock certificates (bearing the name "Premier Bank") for new stock certificates (bearing the name "Premier Bancorp, Inc."). The Board of Directors has reserved the right to withhold any dividends from those shareholders who do not exchange their present stock certificates for new stock certificates within a reasonable period of time after being advised by the Board of Directors of such exchange of share certificates.

Failure To Surrender Stock Certificates
----------------------------------------

     In addition to the right of the Board of Directors of the Holding Company to withhold dividends from those shareholders who do not exchange their present stock certificates within a reasonable period of time, shareholders will be required to surrender their stock certificates within two (2) years of the date of notification to do so. In the event that any stock certificates are not surrendered for exchange within such two (2) year period, the shares represented by appropriate certificates of the Holding Company that would otherwise have been delivered in exchange for the unsurrendered certificates, may be sold at the option of the Holding Company. The net proceeds of the sale shall be held for the shareholders of the unsurrendered certificates and will be paid to them upon surrender of their outstanding certificates. FROM AND AFTER SUCH SALE, THE SOLE RIGHT OF THE HOLDERS OF THE UNSURRENDERED OUTSTANDING CERTIFICATES SHALL BE THE RIGHT TO COLLECT THE NET SALES PROCEEDS HELD FOR THEIR ACCOUNT.

Trading and Resale of Holding Company Common Stock
--------------------------------------------------

     There is no regular trading market for the Bank's Common Stock, although shares are sold from time to time in private transactions. Initially, it is not expected that Holding Company Common Stock will be traded on a more established basis following the Merger. The Holding Company is in the process of researching the advantages of having its shares quoted in the NASDAQ SmallCap Market. It is anticipated that the Holding Company will arrange to have its shares quoted on NASDAQ SmallCap Market at or after the Effective Date of the Holding Company formation.

     The shares of Holding Company Common Stock to be received in connection with the Merger will not require registration under the Securities Act of 1933, as amended (the "Securities Act"), for their subsequent transfer, except that shares of the Holding Company Common Stock to be received by persons who are deemed to be "affiliates" of the Bank (directors, certain officers and shareholders owning five percent (5%) or more of the outstanding shares of Common Stock), within the meaning of Rule 145 under the Securities Act, may be resold by affiliates without further registration only in transactions permitted under certain sections of Rule 144 under the Securities Act or pursuant to other exemptions under the Securities Act. Rule 144, among other things, will operate generally to limit the number of shares of Holding Company Common Stock that may be sold in any three-month period by any one affiliate not acting in concert with others to one percent (1%) of the outstanding shares of the Holding Company Common Stock. This limitation will cease at the end of one (1) year following the Effective Date as to former affiliates of the Bank who are not affiliates of the Holding Company. Most affiliates of the Bank, however, will at least initially also be affiliates of the Holding Company and thus may only sell shares of Holding Company Common Stock in transactions permitted under Rule 144 or otherwise in compliance with the Securities Act.

Tax Consequences
----------------

   Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") it is anticipated that: (1) no gain or loss will be recognized by the Bank, the Holding Company or the Interim Bank by reason of the reorganization; (2) no gain or loss will be recognized by the Bank's shareholders upon the exchange of the Bank's Common Stock solely for the Holding Company's Common Stock pursuant to the reorganization, except for any shareholder of the Bank who receives payment in cash as a dissenting shareholder or for fractional shares; (3) the tax basis of the Holding Company's Common Stock to be owned by each of the Bank's shareholders will be the same as the tax basis of the Bank's Common Stock theretofore owned by such shareholder;
(4) the holding period of the Holding Company's Common Stock into which the Bank's Common Stock has been converted will include the holding period of the Bank's Common Stock, provided that the Common Stock of the Bank was held as a capital asset on the date of the conversion; (5) the Interim Bank will carry-over and take into account all accounting items of the Bank such as earnings and profits, method of accounting, inventories, etc.; and (6) any distribution by the Interim Bank to the Holding Company for the repayment of the loan to charter the Interim Bank will be disregarded as having any tax consequence.

     In general, cash received by dissenting shareholders of the Bank or for fractional shares will be treated as amounts distributed in redemption of their Bank Common Stock and will be taxable under Section 302(a) of the Code, that is as a capital gain or loss, if the shares are held as a capital asset and as ordinary income otherwise. It is possible, however, that the provisions of Section 302(a) will not apply to a particular dissenting shareholder due to Code rules that require that certain shareholders be treated as owning shares actually owned by other individuals and entities (i.e., certain individuals related to the shareholder and certain partnerships, estates, trusts and corporations in which the shareholder has an interest); if so, the amounts paid to the dissenting shareholder may be taxable as dividends because they would be treated as distributions to which Code Section 301 applies and not as a redemption under Code Section 302(a).

     Under the current Pennsylvania personal income tax law, no gain or loss will be recognized by the shareholders on the conversion of the Bank Common Stock into the Holding Company Common Stock, except for shareholders exercising Dissenters' Rights for Pennsylvania residents and except for fractional shares. The Holding Company's Common Stock will be exempt from the personal property tax, as presently in effect.

     SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS
IN ORDER TO MAKE AN INDIVIDUAL APPRAISAL OF THE FEDERAL, STATE
AND LOCAL INCOME TAX AND PERSONAL PROPERTY AND OTHER TAX
CONSEQUENCES OF THE CONSUMMATION OF THE REORGANIZATION AND MERGER
AND THE EXERCISE OF DISSENTERS' RIGHTS.

Rights of Dissenting Shareholders
---------------------------------

     Any shareholder who objects to the Plan of Reorganization and Plan of merger may seek the remedies provided by Subchapter D of Chapter 15 of the BCL. The following summary of Dissenters' Rights granted pursuant to the BCL does not purport to be complete and is qualified in its entirety by reference to Exhibit E hereto, which contains the complete test of Dissenters' Rights. Exhibit E is incorporated herein by reference in its entirety.

     In accordance with the provisions for Dissenters' Rights in the BCL, any shareholder of the Bank who: (1) files with the Bank, prior to commencement of the voting by the shareholders on the Plan of Reorganization and Plan of Merger at the Special Meeting, a written notice of intention to demand that he be paid the fair value for his shares if the merger is approved; (2) makes no change in beneficial ownership of his shares from the date of filing the notice of intention to demand payment until the effective date of the merger; (3) does not vote in favor of the Plan of Reorganization and Plan of merger; (4) upon receiving a further notice from the Bank of such right of dissent, timely files a demand for the payment of the fair value of his shares and deposits his stock certificates with the Bank; and (5) complies with all further procedural requirements set forth in Subchapter D of Chapter 15 of the BCL, will be entitled to receive in cash, the fair value of the Bank's Common Stock held by him or her, determined as of the point in time immediately prior to the effectuation of the merger, without regard to any depreciation or appreciation thereof in consequence of the Plan of Reorganization and Plan of Merger. A VOTE AGAINST THE PLAN OF REORGANIZATION AND PLAN OF MERGER, WHETHER CAST BY PROXY OR IN PERSON AT THE SPECIAL MEETING, SHALL NOT, IN ITSELF, CONSTITUTE THE REQUIRED WRITTEN NOTICE OF INTENTION TO DEMAND PAYMENT.

     A shareholder may assert Dissenters' Rights as to fewer than all of the shares of the Bank's Common Stock registered in his or her name only if he or she dissents with respect to all the shares beneficially owned by any one person and notifies the Bank of the name and address of the beneficial owner or owners on whose behalf he or she dissents. A shareholder may assert Dissenters' Rights with respect to shares owned beneficially but not registered in his or her name if he or she submits to the Bank a written consent of the record shareholder prior to commencement of the voting by the shareholders on the proposed merger at the Special meeting. A shareholder may not dissent with respect to some but less than all shares owned beneficially, whether or not the shares so owned are registered in the shareholder's name.

     If the proposed merger is approved and adopted by the shareholders at the Special Meeting, the Bank will mail a further notice to all shareholders who timely filed a written notice of intention to demand payment and who refrained from voting in favor of the proposed merger. The further notice will include the following: (1) information concerning where and when a demand for payment must be sent; (2) where and when a shareholder must deposit the certificates representing his Common Stock in order to obtain payment; (3) a form to be used by a shareholder for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (4) a copy of Subchapter D of Chapter 15 of the BCL. The time set by the Bank for receipt of the demand for payment and deposit of the certificates by shareholders shall not be less than 30 days from the mailing of the notice. A SHAREHOLDER WHO FAILS TO TIMELY FILE THE FORM FOR DEMANDING PAYMENT OR FAILS TO DEPOSIT HIS OR HER COMMON STOCK CERTIFICATES, AS REQUIRED BY THE NOTICE, SHALL NOT HAVE ANY RIGHT TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. A dissenting shareholder shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed merger.

     If the merger is not effectuated within 60 days after the date set by the Bank for filing the demand for payment and depositing Common Stock certificates, the Bank shall return to shareholders any certificates that have been deposited.

     Promptly after the Effective Date of the Merger, the Bank may in its discretion, with respect to the dissenting shareholders who have timely filed the demand for payment and deposited their certificates, either remit to dissenting shareholders the amount that the Bank estimates to be the fair value of the shares, or send to dissenting shareholders a written notice of its estimate of the fair value of the shares. The payment or the notice shall be accompanied by: (1) the closing balance sheet and statement of income of the Bank or the most recent fiscal year, together with the latest available fair value of the shares; (2) a statement of the Bank's estimate of the fair value of the shares; and (3) a notice of the right of the dissenting shareholder to demand supplemental payment accompanied by a copy of Subchapter D of Chapter 15 of the BCL.

     If the Bank remits payment, a dissenting shareholder who believes that the amount remitted is less than the fair value of his or her shares may, within 30 days after the mailing by the Bank of the payment, send his or her own estimate of the fair value of his shares to the Bank. The estimate by a dissenting shareholder of the fair value of his or her shares shall be deemed a demand for payment of the deficiency. If a dissenting shareholders does not file his or her own estimate of the fair value of the shares within 30 days after the Bank has mailed its payment, the dissenting shareholder shall be entitled to no more than the amount remitted to him or her by the Bank.

     If, in lieu of remitting payment to dissenting shareholders, the Bank sends a notice of its estimate of the fair value of the shares, a dissenting shareholder who believes that the amount stated in the notice is less than the fair value of the shares may send his or her own estimate to the Bank of the fair value of the shares. The estimate by a dissenting shareholder of the fair value of the shares shall be deemed a demand for payment of that amount.

     If any demands for payment remain unsettled within 60 days after the last to occur of: (1) the effective date of the merger;
(2) timely receipt by the Bank of any demands for payment by dissenting shareholders of the fair value of their shares, the Bank may file in the Court of Common Pleas in and for the 7th Judicial District of Bucks County of the Commonwealth of Pennsylvania (the "Court") an application for relief requesting that the fair value of the shares be determined by the Court.
All dissenting shareholders whose demands have not been settled are required to be made parties to the proceeding. Also, a copy of the application filed with the Court is required to be served upon such dissenting shareholder. If the Bank fails to file an application, any dissenting shareholder who has made a demand for payment and has not settled his or her claim against the Bank may file an application in the name of the Bank within 30 days after the expiration of the 60-day period. If no dissenting shareholder files an application within the 30-day period, each dissenting shareholder who would have been entitled to file an application will be paid the Bank's estimate of the fair value of his or her shares and no more. The costs and expenses of any such proceeding will be paid by the Bank, but the Court may assess any part of such costs and expenses against any or all of the dissenting shareholders who are parties to the proceeding if the Court finds that the action of such shareholders in demanding supplemental payment was dilatory, obdurate, arbitrary, vexatious or in bad faith.

     THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE RIGHTS AND OBLIGATIONS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF SUBCHAPTER D OF CHAPTER 15 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED, WHICH PROVISIONS ARE REPRODUCED AND SET FORTH IN FULL IN EXHIBIT E TO THIS PROXY STATEMENT/PROSPECTUS.

     FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN 15 PA C.S.A.
SECTION 1571, ET SEQ. REGARDING DISSENTERS' RIGHTS WILL
CONSTITUTE A WAIVER OF APPRAISAL RIGHTS.  SHAREHOLDERS MAY WISH
TO CONSULT INDEPENDENT LEGAL COUNSEL BEFORE EXERCISING
DISSENTERS' RIGHTS.

     Except as set forth herein, notification of the beginning or end of any statutory period will not be given by the Bank to any dissenting shareholders.

Regulatory Approvals
--------------------

     Consummation of the Plan of Reorganization and Plan of Merger is subject to the approval of the FRB and the Department, hereinafter collectively designated as the "Bank Regulatory Authorities". An application to charter the Interim Bank was filed with the Department on August 1, 1997. Applications for approval of the Merger were filed on __________, 1997, with the Department, and with the FRB on__________, 1997. The Holding Company filed an application with the FRB for permission to become a Bank Holding Company on ________, 1997. The

Department preliminarily approved the Charter Application of the Interim Bank on ___________, 1997. To date, the Federal Reserve and the Department have conditionally approved the Merger.

     In general, the Bank Regulatory Authorities may disapprove this transaction if the Merger and the reorganization of the Bank into a one-bank holding company would not be consistent with adequate sound banking practices and would not be in the public interest.

      In addition, the Merger may not be consummated for fifteen
(15) days from the date of the later approval by the Department or approval by the Federal Reserve Board, if there has been no challenge issued by the United States Department of Justice on anti-trust grounds in which case the period of time before which consummation may occur may be extended. The Merger and the reorganization of the Bank into a one-bank holding company cannot proceed in the absence of requisite regulatory approvals. The approval of the Bank Regulatory Authorities reflects only the Bank Regulatory Authorities's view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. Such approval is not to be interpreted as an opinion by the Bank Regulatory Authorities that the reorganization is favorable to the stockholders from a financial point of view or that the Bank Regulatory Authorities have considered the adequacy of the terms of the exchange. THE BANK REGULATORY AUTHORITIES' APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION AND MERGER.

     There can be no assurance that the Bank Regulatory
Authorities will approve the reorganization and the Merger, and, if approvals are granted, there can be no assurance as to the grant date of such approvals.

                DESCRIPTION OF THE HOLDING COMPANY

Organization
------------

     The Holding Company was organized as a Pennsylvania business corporation and incorporated under Pennsylvania law on July 15, 1997, at the direction of the Board of Directors of the Bank for the purpose of becoming a bank holding company by acquiring all of the Bank's outstanding Common Stock. The Holding Company has authorized ten million (10,000,000) shares of Common Stock, par value One Dollar ($1.00) per share. Currently, there are three
(3) shares of the Common Stock outstanding and held by the incorporators.

     The Holding Company expects to function primarily as the holder of all of the Bank's Common Stock. It may, in the future, acquire or form additional subsidiaries, including other banks, to the extent permitted by law.

     At present, the Holding Company does not own or lease any property and has no paid employees. It will not actively engage in business until after the consummation of the Plan of Reorganization and Plan of Merger. Until then, the Holding Company will use the Bank's space and employees without payment. Thereafter, it will reimburse the Bank on a fair and reasonable basis for all services furnished to it.

     Copies of the Articles of Incorporation and By-laws of the Holding Company are attached to this Proxy Statement/Prospectus as Exhibits C and D, respectively.

Management
----------

     On the Effective Date, the Board of Directors of the Holding Company will consist of those persons who are members of the Board of Directors of the Bank. The appropriate class of directors of the Bank will be elected annually by the Holding Company in accordance with the current Bank by-laws (Class 1 in 2000, Class 2 in 1998 and Class 3 in 1999). (For a list of Directors of the Holding Company and Bank and the current Classes in which they serve, see "Directors," infra.)

     The officers of the Holding Company are as follows:

       Name                     Age               Position
      -----                    -----              --------

Clark S. Frame                  47          Chairman of the Board

Barry J. Miles, Sr.             47          Vice Chairman of the
                                             Board

John C. Soffronoff              50          President and Chief
                                             Executive Officer

John J. Ginley                  52          Secretary

Bruce E. Sickel                 37          Treasurer


Remuneration
------------

     Because the Holding Company was not in existence in 1996, it paid no remuneration to its directors and officers for that year. Further, the Holding Company has paid no remuneration to its officers to date during 1997. In the future, the Holding Company may pay each of its directors for attendance at meetings of the Board of Directors.

Indemnification for Securities Act Liabilities
----------------------------------------------

     The Bank expects to extend its present directors' and officers' liability insurance policy to cover the Holding Company's directors and officers without significant additional cost. This liability policy would cover the typical errors and omissions liability associated with the activities of the Holding Company. The provisions of the insurance policy would probably not indemnify any of the Holding Company's officers and directors against liability arising under the 1933 Act.

     Pennsylvania Law and the By-laws of the Holding Company and of the Interim Bank provide for broad indemnification of officers and directors against liabilities and expenses incurred in legal proceedings. In addition, the By-laws of the Holding Company and the Interim Bank limit the liability of directors for monetary damages under certain conditions.

     In the opinion of the SEC, indemnification of officers, directors or persons controlling the Holding Company for liabilities arising under the 1933 Act is against public policy as expressed in the Act and is, therefore, unenforceable.

Supervision and Regulation of the Holding Company
-------------------------------------------------

     The Holding Company will be subject to the jurisdiction of the SEC and of state securities commissions for matters relating to the offering and sale of its securities. Presently, the Bank is exempt from such registration requirements. Accordingly, additional issuances of Holding Company stock to raise capital and for dividend reinvestment, stock option and other plans will be subject to such registration (absent any exemption from registration). Registration will require the incursion of additional costs by the Holding Company that the Bank does not presently have to incur.

     On the Effective Date, the Holding Company will become subject to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the FRB. The Bank Holding Company Act requires the Holding Company to secure prior approval of the FRB before acquiring control, directly or indirectly, of more than five percent (5%) of the voting shares or substantially all of the assets of any institution, including another bank.

     A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. In making this determination, the FRB considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

     As a bank holding company, the Holding Company will be required to file an annual report with the FRB as well as any additional information that the FRB may require pursuant to the Bank Holding Company Act. The FRB may also make examinations of the Holding Company and any or all of its subsidiaries. Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services.
The so-called "anti-tie-in" provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company and on taking of such stock or securities as collateral for loans to any borrower.

Permitted Activities
--------------------

     The FRB permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. While the types of permissible activities are subject to change by the FRB, the following list comprises the principal activities that presently may be conducted by a bank holding company.

1. Making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others, such as would be made by the following types of companies: consumer finance, credit card, mortgage, commercial finance and factoring.

2. Operating as an industrial bank, Morris Plan or industrial loan company in the manner authorized by state law so long as the institution does not both accept demand deposits and make commercial loans.

3. Operating as a trust company in the manner authorized by federal or state law so long as the institution does not make certain types of loans or investments or accept deposits, except as may be permitted by the Federal Reserve Board.

4. Subject to certain limitations, acting as an investment or financial advisor to investment companies and other persons.

5. Leasing personal and real property or acting as agent, broker, or advisor in leasing property, provided that it is reasonably anticipated that the transaction will compensate the lessor for not less than the lessor's full investment in the property.

6. Making equity and debt investments in corporations or projects designed primarily to promote community welfare.

7. Providing to others financially oriented data processing or bookkeeping services.

8. Subject to certain limitations, acting as an insurance agent or broker in relation to insurance for itself and its subsidiaries or for insurance directly related to extensions of credit by the bank holding company system.

9. Subject to certain limitations, acting as underwriter for credit life insurance and credit accident and health insurance that is directly related to extensions of credit by the bank holding company system.

10.  Providing courier services of a limited character.

11. Subject to certain limitations, providing management consulting advice to nonaffiliated banks and nonbank depository institutions.

12.  Selling money orders having a face value of One Thousand
Dollars ($1,000) or less, travelers' checks and United States savings bonds.

13.  Performing appraisals of real estate.

14. Subject to certain conditions, acting as intermediary for the financing of commercial or industrial income-producing real estate by arranging for the transfer of the title, control and risk of such a real estate project to one or more investors.

15. Providing securities brokerage services, related securities credit activities pursuant to Federal Reserve Board Regulation T and incidental activities such as offering custodial services, individual retirement accounts and cash management services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services.

16.  Underwriting and dealing in obligations of the United
States, general obligations of states and their political subdivisions and other obligations such as bankers' acceptances and certificates of deposit.

17. Subject to certain limitations, providing by any means, general information and statistical forecasting with respect to foreign exchange markets; advisory services designed to assist customers in monitoring, evaluating and managing their foreign exchange exposures; and certain transactional services with respect to foreign exchange.

18. Subject to certain limitations, acting as a futures commission merchant in the execution and clearance on major commodity exchanges of futures contracts and options on futures contracts for bullion, foreign exchange, government securities, certificates of deposit and other money market instruments.

19. Subject to certain limitations, providing commodity trading and futures commission merchant advice.

20. Providing consumer financial counseling that involves counseling, educational courses and distribution of instructional materials to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments.

21. Providing tax planning and preparation advice such as strategies designed to minimize tax liabilities and includes, for individuals, analysis of the tax implications of retirement plans, estate planning and family trusts. For corporations, tax planning includes the analysis of the tax implications of mergers and acquisitions, portfolio mix, specific investments, previous tax payments and year-end tax planning. Tax preparation involves the preparation of tax forms and advice concerning liability based on records and receipts supplied by the client.

22.  Providing check guaranty services to subscribing merchants.

23. Subject to certain limitations, operating a collection agency and credit bureau.

24. Acquiring and operating thrift institutions, including savings and loan associations, building and loan associations and FDIC-insured savings banks.

25.  Operating a credit bureau, subject to certain limitations.


Issuance of Additional Securities
---------------------------------

     Because the Holding Company has authorized Common Stock substantially in excess of the number of shares that will be issued in connection with the Plan of Reorganization, the Board of Directors of the Holding Company will have the flexibility to raise additional capital and to make acquisitions through the issuance of Holding Company Common Stock without further approval by the Holding Company's shareholders. The Holding Company shareholders will not have preemptive rights to subscribe for additional shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to the Common Stock of the Holding Company. The Board of Directors of the Holding Company has no present plans for issuing additional shares of Holding Company Common Stock.

                      DESCRIPTION OF THE BANK

History and Business
--------------------

      The Bank was organized in 1990 as a Pennsylvania state-chartered banking institution and is under the supervision of the FRB. The Bank commenced operations on April 24, 1992. Its principal office is located at 379 North Main Street, Doylestown, Pennsylvania 18901. In addition, the Bank operates two branch offices and is in the process of opening a third branch office in Yardley, Pennsylvania. The Pennsylvania Department of Banking approved the Bank's application for the Yardley branch on July 16, 1997.

     As of June 30, 1997, the Bank had total assets of approximately One Hundred Seventy-eight Million, Eighteen Thousand Dollars ($178,018,000), total shareholders' equity of approximately Nine Million Five Hundred One Thousand Dollars ($9,501,000), and total liabilities of approximately One Hundred Sixty-eight Million, Five Hundred Seventeen Thousand Dollars ($168,517,000), of which total deposits amounted to approximately One Hundred Thirty-six Million, Forty-two Thousand Dollars ($136,042,000).

     Major classifications of loans are summarized as follows:


                            In Thousands of Dollars
                   --------------------------------------------
                   June 30,     Dec. 31,     Dec. 31,    Dec. 31,
                     1997        1996          1995       1994

Loan
Classifications:
Commercial
 and Industrial  $ 5,539,828  $ 6,861,611 $ 3,572,489 $ 1,965,189

Secured by Real
Estate:
 Construction,
 one-to-four
 family            1,469,593    1,952,730   3,055,611   4,071,290

 Residential,
 one-to-four
 family           22,723,878   19,665,913  13,631,357  11,003,667

 Multifamily       1,699,897    1,137,649   1,422,684   1,312,944

 Commercial       65,198,106   52,731,559  37,414,560  26,139,992

Consumer
 Installment
 Loans               955,890      735,124   1,153,361     792,549

Less Allowance
 for Loan Losses  (1,135,672)    (960,672)   (738,313)  (602,195)

Net deferred
 Loan Fees          (228,104)    (174,750)   (153,436)  (117,019)
                  ----------    ---------   ---------- ----------
Net Loans        $96,223,416  $81,949,164 $59,358,313 $44,566,417
                 =========== ============ =========== ===========


_________________________

     The Bank engages in a full-service commercial banking business, including accepting time and demand deposits, and making secured and unsecured commercial and consumer loans. The Bank's business is not seasonal in nature. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law.

     On June 30, 1997, the Bank had forty (40) full-time equivalent employees. The Bank leases all facilities from which it operates.

Competition
-----------

     The Bank competes actively with other area commercial banks and savings and loan associations, many of which are larger than the Bank, as well as with major regional banking and financial institutions headquartered in other areas of Pennsylvania. The Bank, however, is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans. Additional competition is derived from credit unions, finance companies, brokerage firms, insurance companies and retailers.

Supervision and Regulation of the Bank
---------------------------------------
(See also "Supervision and Regulation of the Holding Company," supra.)

     The operations of the Bank are subject to federal and state statutes applicable to banks chartered under the banking laws of Pennsylvania, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The proposed reorganization will not affect the authority of these agencies over the Bank.

     The FRB has primary supervisory authority over the Bank and regularly examines the Bank. The FRB has the authority to prevent a state member bank, such as the Bank, from engaging in an unsafe or unsound practice in conducting its business.

     Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, a bank's investments, a bank's reserves against deposits, a bank's loans, interest rates, the activities of a bank with respect to mergers and consolidations and the establishment of branches. Under Pennsylvania law, all banks in Pennsylvania are permitted to establish or acquire branch offices in any county of the state.

     The laws of Pennsylvania applicable to the Bank include, among other things, provisions that: (1) require the maintenance of certain reserves against deposits; (2) limit the type and amount of loans that may be made and the interest that may be charged thereon; (3) restrict investments and other activities; and (4) limit the payment of dividends. The amount of funds that the Bank may lend to a single borrower is limited generally under Pennsylvania law to 15% of the aggregate of its capital, surplus, undivided profits and loan loss reserves and capital securities of the Bank (all as defined by statute and by regulation).

     The Bank may establish or acquire branch offices, subject to certain limitations, in any county of the state. Branches may be established only after approval by the Department. The Department is required to grant approval only if it finds that there is a need for banking services or facilities such as are contemplated by the proposed branch and may disapprove the application if the Bank does not have the capital and surplus deemed necessary by the Department or if the application relates to the establishment of a branch in a county contiguous to the county in which the applicant's principal place of Business is located and another banking institution that has its principal place of business in the county in which the proposed branch would be located has in good faith notified the Department of Banking of its intention to establish a branch in the same municipal location in which the proposed branch would be located.

     Applicable Pennsylvania law also requires that a bank obtain the approval of the Department prior to effecting any merger where the surviving bank would be a Pennsylvania chartered bank. In reviewing the merger application, the Department considers, among other things, whether the merger would be consistent with adequate and sound banking practices and in the public interest on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the area primarily to be served by the Bank resulting from the merger.

     Multi-bank holding companies are permitted in Pennsylvania within certain limitations. See section entitled "Reasons for the Proposed Reorganization - Multi-Bank Holding Companies and
Statewide Branching".


The Federal Reserve System
--------------------------

     The Federal Reserve System is managed through a tripartite hierarchy headed by the FRB, which oversees the entire system. The second-level of the hierarchy is the twelve Federal Reserve banks and their branches spread throughout the nation's twelve Federal Reserve districts. The third level in the Federal Reserve System's structure is the member banks of each district. These banks act in concert with the Federal Reserve banks to perform the actual operations of the Federal Reserve System, including such functions as furnishing an elastic currency and affording means of rediscounting commercial paper. The Federal Reserve System is at the center of the nation's stable financial and economic system. The Federal Reserve banks are the means through which the Federal Reserve System effectuates its goals of maintaining financial and economic stability.

     A subsidiary bank of a bank holding company (which the Bank would become on the Effective Date,) is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on taking such stock or securities as collateral for loans. The Federal Reserve Act and FRB regulations also place certain limitations and reporting requirements on extensions of credit by a bank to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

Monetary Policy
---------------

     The earnings of the Bank are affected by the policies of regulatory authorities, including the Department and the FRB. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement these objectives are open market operations in United States government securities, changes in reserve requirements against member bank deposits and limitations on interest rates that member banks may pay on time and savings deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

     The Bank is a member of the Federal Reserve System and, therefore, the policies and regulations of the FRB have had and will continue to have a significant effect on deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Bank's operations in the future. Neither the Holding Company nor the Bank can predict the effect of such policies and regulations upon the future business and earnings of the Bank.

     From time to time, various types of federal and state legislation are proposed that could result in additional regulation of, and restrictions on, the business of the Bank.
The Bank cannot predict whether any such legislation will be adopted or how such legislation would affect the business of the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business.

Deposit Insurance
-----------------

     The Bank's deposits are insured by the FDIC pursuant to the system of federal deposit insurance initially established by the Banking Act of 1933. The Monetary Control Act of 1980 increased the coverage of FDIC insurance from Forty Thousand Dollars ($40,000) to One Hundred Thousand Dollars ($100,000) per deposit account. The Bank pays insurance premiums into the Bank Insurance Fund ("BIF") according to rates established by the FDIC. The FDIC Improvement Act of 1991 ("FDICIA"), enacted in part to prevent the insolvency of the deposit insurance funds, authorized the FDIC to raise insurance premium assessments in order to achieve and maintain an adequate level of funds. The depletion of the deposit insurance funds was due, in part, to the failure of a large number of financial institutions in the 1980's, and the requisite increased deposit account coverage.

     Due to the health of the banking industry, the FDIC established a new rate schedule in 1996. The new rate schedule substantially reduces the cost of deposit insurance for BIF insured institutions.

     Although the FDIC reduced the assessment rate, the FDIC has discretion to increase the assessment in the future in response to changes in the economic climate of the banking industry. As a result, the future cost of deposit insurance for the Bank is, in large part, dependent upon the extent of future bank failures and the amount of insurance coverage provided by the FDIC for each deposit account, neither of which are within the Bank's control. Moreover, because the current insurance premium assessment system differentiates between higher and lower risk institutions, with lower premiums assessed against institutions in a lower risk category, the Bank's future cost of deposit insurance will depend upon its risk-rating. The Bank is currently in the FDIC's lowest risk category.

Legislation
------------

     Federal law, including the Change in Bank Control Act of 1978 ("CBCA"), prohibits acquisitions of control of a bank without prior notice to certain federal bank regulators. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of the bank or to vote twenty-five percent (25%) or more of any class of voting securities of a bank.

     Under the Federal Deposit Insurance Act ("FDIA"), the FRB possesses the power to prohibit institutions, such as the Bank, from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law. Moreover, the Financial Institutions Regulatory and Interest Rate Control Act of 1978 ("FIRA") generally expanded the circumstances under which officers or directors of a bank may be removed by the bank's federal supervisory agency, restricted lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and restricts management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area, and restricts management personnel from borrowing from another institution that has a correspondent relationship with their bank. Additionally, FIRA requires that no person may acquire control of a bank unless the appropriate federal supervisory agency has been given sixty (60) days prior written notice and within that time has not disapproved the acquisition or extended the period for disapproval.

     Control for purposes of FIRA, means the power, directly or indirectly, to direct the management or policies or to vote twenty-five percent (25%) or more of any class of outstanding stock of a financial institution or its respective holding company. A person or group holding revocable proxies to vote twenty-five percent (25%) or more of the outstanding stock of a financial institution or bank holding company, such as the Holding Company, would presumably be deemed to control the institution for purposes of FIRA.

     The Garn-St. Germain Depository Institutions Act of 1982 ("Garn-St. Germain"), removed certain restrictions on a bank's lending powers and liberalizes its depository capabilities. Garn-St. Germain also strengthened FIRA (see above) by eliminating the statutory limits on lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and by relaxing certain reporting requirements. Garn-St. Germain, however, also tightened FIRA provisions respecting management interlocks and correspondent bank relationships by management personnel.

     Under the Community Reinvestment Act of 1977, as amended, ("CRA"), the FRB is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low and moderate-income neighborhoods) which they serve and to take this record into account in its evaluation of any application made by any such institutions for, among other things, approval of a branch or other deposit facility, office relocation, a merger or an acquisition of bank shares. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA", see below) amended the CRA to require, among other things, that the FRB make publicly available the evaluation of a bank's record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods.
This evaluation will include a descriptive rating ("outstanding," "satisfactory," "needs to improve," or "substantial noncompliance") and a statement describing the basis for the rating. These ratings are publicly disclosed.

     In April, 1995, regulators revised CRA with an emphasis on performance over process and documentation. Under the revised rules, the five-point rating scale is still utilized; however, the twelve (12) assessment factors have been replaced with a three-prong test. A bank's compliance is determined by a three-prong test whereby examiners assign a numerical score for a bank's performance in each of three areas: lending, service and investment. The area of lending is weighted to increase its importance in the application of the test. The rule became effective July 1, 1995.

     When rating a bank in the area of lending, regulators examine the number and amount of loan originations, the location of where the loans were made, and the income levels of the borrowers. Although banks, under the revised rules, are not required to make loans in every area, if there are apparent tracts in which there is little lending, examiners will focus their investigations in that area.

     The service prong evaluates how a bank delivers its products to the community through branching. As with lending, banks are not required to branch in every area, although conspicuous gaps will be investigated.

     The third prong, investment in community, examines how the bank meets the investment needs in the community within which it operates. Assessment of investment is accomplished using a "performance context" pursuant to which regulators meet with civic, community and bank officials in order to determine the credit needs of the community.

     Expanded Home Mortgage Disclosure Act reporting requirements were also approved for large banks and thrifts which require reporting of census tract data on mortgages made outside of the delineated communities. In addition, effective March 1, 1997, institutions with assets above Two Hundred Fifty Million Dollars ($250,000,000) will be required to report their aggregate small business loans made by geographic region.

     Independent banks with total assets of less than Two Hundred Fifty Million Dollars ($250,000,000) and bank subsidiaries with total assets of less than Two Hundred Fifty Million Dollars ($250,000,000) that have holding companies with total assets of less than One Billion Dollars ($1,000,000,000) will be subjected to less stringent CRA examinations.

     Under the new regulation, banks will enjoy a reduction in compliance burden. Specifically, banks are not required to keep extensive documentation to prove that directors have participated in drafting and review of CRA policies. A formal CRA statement does not have to be prepared. The efforts banks make to market in low- and moderate-income communities do not have to be documented, nor will banks have to justify the basis for their community delineation or the methods utilized to determine the credit needs of the community.

     Under the Bank Secrecy Act ("BSA"), banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than Ten Thousand Dollars ($10,000) or multiple transactions of which the Bank is aware in any one day that aggregate in excess of Ten Thousand Dollars ($10,000). Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

     An omnibus federal banking bill, known as the Competitive Equality Banking Act ("CEBA"), was signed into law on August 10, 1987. Included in the legislation were measures: (1) imposing certain restrictions on transactions between banks and their affiliates; (2) expanding the powers available to federal bank regulators in assisting failed and failing banks; (3) limiting the amount of time banks may hold certain deposits prior to making such funds available for withdrawal and any interest thereon; and (4) requiring that any adjustable rate mortgage loan and secured by a lien on a one- to four-family dwelling include a limitation on the maximum rate at which interest may accrue on the principal balance during the term of such loan. This legislation has not had a material adverse effect on the Bank's anticipated operations or its competitive position.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was primarily enacted to improve the supervision of savings associations by strengthening capital, accounting and other supervisory standards. In addition, FIRREA reorganized the FDIC by creating two deposit insurance funds to be administered by the FDIC: the Savings Association Insurance Fund and the Bank Insurance Fund.

     FIRREA reformed real estate appraisal proceedings and the existing supervisory/ enforcement powers and penalty provisions in connection with the regulation of the Bank under FIRREA, civil monetary penalties are classified into three levels, with amounts increasing with the severity of the violation. The first tier provides for civil penalties of up to Five Thousand Dollars ($5,000) per day for any violation of law or regulation. A civil penalty of up to Twenty-five Thousand Dollars ($25,000) per day may be assessed if more than a minimal loss or a pattern of misconduct is involved. Finally, a civil penalty of up to One Million Dollars ($1,000,000) per day may be assessed for knowingly or recklessly causing a substantial loss to an institution or taking action that results in a substantial pecuniary gain or other benefit. Criminal penalties are increased to One Million Dollars ($1,000,000) per violation, and up to Five Million Dollars ($5,000,000) for continuing violations or for the actual amount of gain or loss. These monetary penalties may be combined with prison sentences for up to five
(5) years. Management is of the opinion that these additional reforms have not materially impacted the results of operations of the Bank.

Regulatory Capital. The FDIC and other federal bank regulatory agencies have issued risk-based capital guidelines which supplement leverage capital requirements. As of December 31, 1992, the guidelines require all state banks and bank holding companies to maintain a minimum risk-based capital ratio of eight percent (8%), of which at least four percent (4%) must be in the form of common stockholders' equity. Assets are assigned to categories with higher levels of capital required for the categories perceived as representing greater risk. The required capital ratios represent equity, and to the extent permitted, non-equity capital as a percentage of total risk-weighted assets. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets. The risk-based capital rules have not had a material effect on the Bank's business and capital plans.

     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. Under FDICIA, institutions must be classified, based on their risk-based capital ratios, into one of five defined categories, as illustrated below (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized).

                            Total    Tier 1             Under a
                            Risk-    Risk-    Tier 1    Capital
                            Based    Based   Leverage   Order or
                            Ratio    Ratio    Ratio    Directive
                           -------   -----   --------  ---------

CAPITAL CATEGORY
Well capitalized            >10.0     >6.0     >5.0        No
                           --        --       --

Adequately capitalized       >8.0     >4.0     >4.0        *
                            --       --       --

Undercapitalized             <8.0     <4.0     <4.0        *

Significantly
 undercapitalized            <6.0     <3.0     <3.0

Critically
 undercapitalized                              <2.0
                                              --

*3.0 for those banks having the highest available regulatory rating.


     In the event an institution's capital deteriorates to the undercapitalized category or below, FDICIA prescribes an increasing amount of regulatory intervention, including: (1) the institution of a capital restoration plan and a guarantee of the plan by a parent institution; and (2) the placement of a hold on increases in assets, number of branches or lines of business. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe or unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity. All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval.

     Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards to be developed by Federal Reserve Board regulations. FDICIA also requires the regulators to issue new rules establishing certain minimum standards to which an institution must adhere including standards requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses and minimum ratio of market value to book value for publicly held institutions. Additional regulations are required to be developed relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and excessive compensation, fees and benefits.

     Examinations and Audits. Annual full-scope, on site examinations are required for all FDIC-insured institutions except institutions with assets under Two Hundred Fifty Million Dollars ($250,000,000) which are well capitalized, well-managed and not subject to a recent change in control, in which case, the examination period is every eighteen (18) months. Banks with total assets of Five Hundred Million Dollars ($500,000,000) or more as of the beginning of a fiscal year, are required to submit to their supervising federal and state banking agencies a publicly available annual audit report. The independent accountants of such bank shall attest to the accuracy of management's report. The accountants shall also monitor
management's compliance with governing laws and regulations.   In
addition, banks with assets of Five Hundred Million Dollars ($500,000,000) or more as of the beginning of a fiscal year are also required to select an independent audit committee composed of outside directors who are independent of management, to review with management and the independent accountants the reports that must be submitted to the bank regulatory agencies. If the independent accountants resign or are dismissed, written notification thereof must be given to the bank's supervising government banking agencies.

     Real Estate Loans. FDICIA also requires that banking agencies reintroduce loan-to-value ("LTV") ratio regulations which were previously repealed by the 1982 Act. LTV's will limit the amount of money a financial institution may lend to a borrower, when the loan is secured by real estate, to no more than a percentage to be set by regulation of the value of the real estate.

     A separate subtitle within FDICIA, called the "Bank Enterprise Act of 1991", requires "Truth-In-Savings" on consumer deposit accounts so that consumers can make meaningful comparisons between the competing claims of banks with regard to deposit accounts and products. Under this provision, the Bank will be required to provide information to depositors concerning the terms of their deposit accounts, and in particular, to disclose the annual percentage yield. There are operational costs involved in complying with the Truth-In-Savings law.

     For a discussion of the Interstate Banking and Branching
Act, see section entitled "PROPOSED REORGANIZATION - Reasons for the Proposed Organization - Interstate Banking and Branching."

     Regulatory Activity. Recently, Pennsylvania enacted a law to permit State chartered banking institutions to sell insurance. This follows a U. S. Supreme Court decision in favor of nationwide insurance sales by banks and which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000. The Bank is currently evaluating its options regarding the sale of insurance.

     Congress is currently considering legislative reforms to modernize the financial services industry, including repealing the Glass Steagall Act which prohibits commercial banks from engaging in the securities industry. Consequently, equity underwriting activities of banks may increase in the near future. However, the Corporation does not currently anticipate entering into these activities.

     Changes in the Bank's FDIC assessment rate, caused by the enactment of the Deposit Insurance Funds Act of 1996, will adversely impact results of operations, net of income taxes, in a currently estimated amount of $_____ for the remaining months of 1997. The Act also provides regulatory relief to the financial services industry relative to environmental risks, frequency of examinations, and the simplification of forms and disclosures.

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Except as specifically described above, Management believes that the affect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.

     Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, Management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by the Bank and its competitors.

Management believes that such consolidations and mergers, and diversification of products and services may enhance its competitive position as a community bank.

Legal Proceedings
-----------------

     The nature of the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. In the opinion of management of the Bank, however, there are no proceedings pending to which the Bank is a party or to which its property is subject, which, if determined adversely to the Bank, would be material in relation to the Bank's undivided profits or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities or others.

Directors
----------

     The following table sets forth selected information about the directors of the Bank.


                            Class           Principal Occupation
                             Of                For the Past
Name                       Director              Five Years
----                      ---------         --------------------


Daniel E. Cohen               1             Partner - Laub,
                                            Seidel, Cohen & Hof
                                            (Law Firm)

Peter A. Cooper               3             President - Lexus of
                                            the Lehigh Valley

Clark S. Frame                3             Chairman of Board

Thomas E. Mackell             2             Surgeon

Barry J. Miles, Sr.           3             Vice Chairman of the
                                            Board

Daniel A. Nesi                3             Surgeon

Neil Norton                   2             President - Norton
                                            Oil Company

Thomas M. O'Mara              3             Owner - Master
                                            Gardener

Michael Perrucci              1             Partner - Florio &
                                            Perrucci

Brian R. Rich                 1             President - Jack
                                            Rich, Inc.

Ezio U. Rossi                 1             Retired, Former Owner
                                            - Arctic Foods, Inc.

Richard F. Ryon               3             Partner - Richard B.
                                            Ryon Insurance

Gerald Schatz                 1             Chairman - Wordsworth
                                            Academy, Play and
                                            Learn Centers, and
                                            Wyncote Academy

Bruce E. Sickel               1             SVP/Chief Financial
                                            Officer

John C. Soffronoff            3             President/Chief
                                            Executive Officer

Irving N. Stein               2             Vice President -
                                            Keystone Motors, Inc.

Thomas P. Stitt               1             Attorney At Law

HelenBeth Garofalo-Vilcek     2             Real Estate Broker

George H. Wetherill           2             Owner - G.H.
                                            Wetherill Opticians &
                                            G.H. Wetherill
                                            Hearing Aid
                                            Associates

John A. Zebrowski             1             President - J.A.Z.
                                            Associates (Plastic
                                            Resins Sales)

                                                 Age As of
                           Director            September 1,
Name                        Since                 1997
----                      ---------         -------------------


Daniel E. Cohen             1992                   53

Peter A. Cooper             1992                   38

Clark S. Frame              1992                   47

Thomas E. Mackell           1992                   51

Barry J. Miles, Sr.         1992                   47

Daniel A. Nesi                                     59

Neil Norton                 1992                   51

Thomas M. O'Mara            1992                   44

Michael Perrucci            1992                   43

Brian R. Rich               1993                   37

Ezio U. Rossi               1994                   66

Richard F. Ryon             1993                   46

Gerald Schatz               1992                   62

Bruce E. Sickel             1992                   37

John C. Soffronoff          1992                   50

Irving N. Stein             1992                   47

Thomas P. Stitt             1993                   54

HelenBeth Garofalo-Vilcek   1992                   39

George H. Wetherill         1992                   60

John A. Zebrowski           1992                   55


Principal Officers of the Bank
------------------------------

     The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.


                                                    Bank
                   Office and Position    Held     Employee
    Name              with the Bank      Since      Since
    ----           -------------------   -----     --------


John C. Soffronoff   President & CEO      1992       1992

John J. Ginley       Senior Vice President
                      & CLO               1992       1992

Bruce E. Sickel      Senior Vice President
                      & CFO               1992       1992

                          Number of             Age as
                           Shares                 Of
                      Beneficially Owned      September 1,
    Name                 <F1><F2><F3>             1997
    ----             -------------------      ------------


John C. Soffronoff       13,390.0                 50

John J. Ginley           14,294.0                 52

Bruce E. Sickel          14,004.9                 37


<F1> For the definition of Beneficial Ownership, see footnote 1 to "Beneficial Ownership by Officers and Directors" table, supra, at page 10.

<F2> All shares are owned individually or jointly with a spouse, unless otherwise indicated.

<F3> For breakdown of beneficially owned shares, see footnotes to
"Beneficial Ownership by Officers and Directors" table, supra, at page 12.



Remuneration of Officers and Directors
---------------------------------------

     Directors received stock options under the Bank Incentive Stock Option Plan for attendance at Board and Committee Meetings in accordance with the following formula and provided individual attendance at Board Meetings was at least seventy-five percent:
Options for 10 shares per Board Meeting and 10 shares per Committee Meeting. There was no cash compensation paid to Directors in 1996 for attendance at meetings.

     The following table sets forth all cash compensation for services in all capacities paid by the Bank during 1996 (1) to the Chief Executive Officer and (2) to the three most highly compensated executive officers.

                      CASH COMPENSATION TABLE

         (A)                   (B)                  (C)
Name of Individual or     Capacities in       Cash Compensation
 Number in Group           which Served            <F2><F3>
-----------------------------------------------------------------

John C. Soffronoff     President & Chief             116,383
                       Executive Officer

Executive Officers     Executive Officers <F1>       345,026
(3 Persons)


<F1> These three officers are John C. Soffronoff, President and
CEO, Bruce E. Sickel, SVP & CFO, and John J. Ginley, SVP & CLO.

<F2> No officer received, in the aggregate, more than $10,000 in personal benefits.

<F3> Effective January 1, 1996, the Bank adopted a 401(K) plan that allows employees meeting certain minimum qualification to contribute tot he 401(K) plan. The aggregate compensation figures include salary deferred pursuant to the 401(K) plan and the matching contribution authorized by the Board of Directors.

401(K) Plan
-----------

     The Bank maintains a 401(K) deferred income retirement plan (the "401(K) Plan") for employees. The 401(K) Plan has two features: an elective deferral feature and a savings plus feature. To be eligible to become a member of the 401(K) Plan, an employee must have completed at least 6 months service and attained the age of 21. All employee contributions vest immediately. Employer contributions vest over a 3 year period. The 401(K) Plan is subject to certain terms and restrictions imposed by the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act.

     An eligible employee may choose the elective deferral feature of the 401(K) Plan by entering into an agreement with the Bank to defer current total compensation by up to 15 percent (unless otherwise limited by the 401(K) administrators). In 1996, the Bank matched this deferred compensation with a discretionary match which is currently set at 50 percent, up to 6 percent of the employee's salary. The amount of the match if any determined by the Bank each year.

     During 1996 the Bank made a contribution of $26,818 to the 401(K) Plan. The amounts allocated to the three most highly compensation officers pursuant to the 401(K) Plan in 1996 are as follows (These amounts do not include the additional contribution): Mr. Soffronoff, President and Chief Executive Officer of the Bank, $3,390; Mr. Sickel, Senior Vice President and Chief Financial Officer of the Bank, $1,671; and Mr. Ginley, Senior Vice President and Chief Loan Officer of the Bank, $3,752.

            DESCRIPTION OF THE BANK'S COMMON STOCK

The Bank's Common Stock
-----------------------

     As of September 1, 1997 , the Bank's authorized Common Stock consisted of ten million (10,000,000) shares, par value One Dollar ($1.00) per share, of which 868,128 shares were issued and outstanding. Each share of Common Stock is entitled to one (1) vote on all matters that may be brought before shareholders' meetings, except that the holders of Common Stock have cumulative voting rights in the election of directors. Cumulative voting for the election of directors entitles each shareholder to multiply the number of votes to which the shareholder is entitled by the total number of directors to be elected, and the shareholder may cast the whole number of these votes for one candidate or may distribute them among two or more candidates.
As of September 1, 1997 , the Bank had approximately four hundred ninety (490) shareholders. The Bank's Common Stock has no preemptive subscription rights. The Bank's shares are non-assessable (except as provided under the Pennsylvania Banking Code of 1965, as amended, relating to assessments upon shareholders for a deficiency in paid-up capital stock; this provision has not been used for many years) and requires no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors, and, in the event of liquidation, dissolution or merger, the holders will be entitled to share pro rata according to their interests. See section entitled "Comparison of Shareholder Rights" for a summary of the differences between the rights of holders of the Bank's Common Stock and the rights of holders of the Holding Company's Common Stock.

     Payment of dividends is subject to the restrictions set forth in the Pennsylvania Banking Code of 1965, as amended, and the Federal Deposit Insurance Act. The Pennsylvania Banking Code provides that dividends may be declared and paid only out of accumulated net earnings, while the Federal Deposit Insurance Act generally prohibits payment of dividends that would be an "unsafe or unsound banking practice" under then existing circumstances.

     In addition, under the FDIA (12 U.S.C. Section 1818), dividends cannot be declared and paid if the FRB obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice.

     The Bank maintains a philosophy of retaining earnings to fund the Bank's growth. Therefore, the Bank has never paid a cash dividend.

     Holders of Common Stock who are Pennsylvania residents are not subject to the Pennsylvania county personal property tax on their share holdings.

Comparative Market Prices
-------------------------

     There has never been an organized public trading market for the Bank's outstanding Common Stock. The Bank's Common Stock is traded over-the-counter from time to time; as of September 1, 1997, the highest bid price known to management for transactions of the Bank's Common Stock was $_____ which such price may include retail markups, markdowns or commissions. As of July 10, 1997, the date on which the Board of Directors made the decision to form a bank holding company and to submit the Plan of Reorganization and Plan of Merger to the shareholders of the Bank, the last known trade was $16.50 on May 21, 1997, which such price may include retail markups, markdowns or commissions. Due to the infrequency of such trading and the fact that such trades are generally private transactions, the Board of Directors of the Bank is unable to determine actual trading prices on any given date.

Capitalization
--------------

     Set forth below is the capitalization of the Bank at June
30, 1997, and of the Interim Bank and the Holding Company at initial formation, and as adjusted to reflect the consummation of the Merger.


                         Premier    Premier Interim     Premier
                          Bank         Bank         Bancorp, Inc.
                         -------     -------------  -------------

Prior to Merger
---------------

Number of Shares
 Authorized
 or to be Authorized,
 Common Stock, par value
 $1.00 for Bank, Interim
 Bank and for Holding
 Company                10,000,000    10,000,000       10,000,000

Number of Shares
 outstanding:
  Common Stock             868,128       200,000<F1>        3<F2>

Capital Accounts:
  Common Stock          $  868,128     $ 200,000<F1>    $3.00<F2>
  Capital Surplus        7,024,000       100,000<F1>         -0-
  Undivided Profits      1,631,000           -0-             -0-
  Net Unrealized Holding
  Gains (Losses) on
  Available-for-Sale
  Securities                  (22)           -0-             -0-
  Expense Fund                 -0-       10,000              -0-
                         ---------     -------------    ---------
Total Equity Common   $ 9,501,128     $ 310,000          $ 3.00


After Merger
------------

Number of Shares
 Outstanding:
 Common Stock par value
 $1.00 for Bank, Interim
 Bank and for Holding
 Company                  868,128           -0-<F3>
868,128<F4>

Capital Accounts:
 Common Stock          $  868,128      $    -0-      $ 868,128
 Capital Surplus        7,024,000           -0-      7,024,000
 Undivided Profits      1,631,000           -0-      1,631,000
 Net Unrealized Holding
  Gains(Losses) on
  Available-for-Sale
  Securities                 (22)           -0-           (22)
 Expense Fund                 -0-           -0-            -0-
Total Equity Common   $ 9,501,128<F5>       -0-<F5>$9,501,128<F6>
                              ===      ============ =============


                              41

------------------


<F1> Represents shares issued upon the initial capitalization of the Interim Bank for One Dollar and Fifty-five Cents ($1.55) per share. Twenty thousand (20,000) shares were subscribed by the organizers of the Interim Bank and One Hundred Eighty Thousand (180,000) shares were subscribed by Premier Bancorp, Inc. At the Effective Date of the Merger, the Twenty thousand (20,000) shares of the organizers will be assigned to Premier Bancorp, Inc. at the same purchase price, One Dollar and Fifty-five Cents ($1.55) per share.

<F2> Represents three (3) shares issued to the incorporators of the Holding Company for One Dollar ($1.00) per share. At the Effective Date of the Merger, these shares will be repurchased and retired by Premier Bancorp, Inc. at the same purchase price, One Dollar ($1.00) per share.

<F3> Represents the merger of the Interim Bank into Premier Bank on the Effective Date of the Merger.

<F4> Represents the maximum number of shares to be issued to the holders of Common Stock of the Bank as the result of the Merger.

<F5> Total equity capital reflects the capital accounts after payment of the Three Hundred Ten Thousand Dollar ($310,000) dividend to the Holding Company to repay a loan and purchase the shares that provided the funds for the initial capitalization of the Interim Bank. This borrowing will be through ________, __________, Pennsylvania at approximately __%.

<F6> Amounts after the Merger are on a consolidated basis.


            DESCRIPTION OF THE HOLDING COMPANY'S STOCK

Common Stock
------------

     The Holding Company is authorized to issue ten million (10,000,000) shares of Common Stock, par value One Dollar ($1.00) per share, of which approximately 868,128 shares would be outstanding if the reorganization had been consummated as of June 30, 1997. The remaining authorized but unissued shares of Common Stock may be issued by the Board of Directors without further shareholder approval. Issuance of these shares could cause a dilution of the book value of the stock and the voting power of present shareholders. The holders are entitled to one (1) vote per share on all matters presented to them, but have cumulative voting rights in the election of directors.

     The Common Stock has no preemptive, subscription, or conversion rights, redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see sections entitled "Description of the Bank's Stock - The Bank's Common Stock" and "Comparison of Shareholder Rights".

     In some jurisdictions, shares of common stock of a general business corporation, such as the Holding Company, may be treated differently from shares of stock of a bank, and therefore, may be the subject of personal property taxation.

Legal Opinion
-------------

     Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania, Special Counsel to the Bank and the Holding Company, has delivered an opinion to the effect that the shares of Common Stock of the Holding Company to be issued in connection with the reorganization will be, when issued and delivered pursuant to the Plan of Reorganization and Plan of Merger, fully paid and non-assessable by the Holding Company.

Anti-Takeover Provisions
------------------------

     Under the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), the Articles of Incorporation and By-laws of the Holding Company, there are seven (7) provisions that may be deemed to be "anti-takeover" in nature that will be immediately applicable. Two of these provisions are: the authorization of ten million (10,000,000) shares of Common Stock and the lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis. The additional shares of Common Stock and the elimination of preemptive rights to such stock were authorized for the purpose of providing the Board of Directors of the Holding Company with as much flexibility as possible to issue additional shares, without further shareholder approval for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Holding Company.

     The Bank is permitted under the Banking Code to elect directors for staggered terms (a "Classified Board"). Provisions for a Classified Board are also included in the By-Laws of the Holding Company. The Board of Directors believes that a Classified Board will help to assure continuity and stability of corporate leadership and policy. In addition, a Classified Board will help to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive Annual Meetings. However, since this extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be "anti-takeover" in nature. In addition, a Classified Board makes it more difficult for a majority of the shareholders to change the composition of the Board of Directors even though this may be considered desirable for them. Section
9.3 of the By-laws of the Holding Company provides that at the 1998 Annual Meeting of Shareholders of the Holding Company, the shareholders shall elect twenty (20) directors as follows: Eight
(8) Class A directors to serve until the 2000 Annual Meeting of Shareholders, five (5) Class B directors to serve until the 2001 Annual Meeting of Shareholders, and seven (7) Class C directors to serve until the 1999 Annual Meeting of Shareholders. Each class shall be elected in a separate election. At each Annual Meeting of Shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year.

     Provisions in the Holding Company's Articles of Incorporation and By-laws require action by a majority of the Board of Directors, the Chairman, the President or one or more shareholders owning, in the aggregate, not less than 20% of the Outstanding shares of the Holding Company to call a Special Meeting of Shareholders. The Holding Company's By-laws may be amended by a majority vote of the members of the Board of Directors, subject to the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares to change any amendment to the By-laws previously approved by the Board of Directors. These provisions were included in the By-laws of the Holding Company in order to ensure that any extraordinary corporate transaction could be effected only if it received a clear mandate from the shareholders and/or the directors.

     Other provisions that could be considered "anti-takeover" are the requirements in the Holding Company's Articles of Incorporation that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Holding Company is required to approve any merger, consolidation, dissolution or liquidation of the Holding Company or the sale of all or substantially all of its assets. This provision was included in the Articles of Incorporation of the Holding Company in order to ensure that any extraordinary corporate transaction could be effected only if it receives a clear mandate from the shareholders. Also, these provisions could give the holders of a minority of the Holding Company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the Holding Company, the sale of all or substantially all of its assets even if a majority of the shareholders believes such transaction to be desirable and beneficial. Absent such provisions in the Holding Company's Articles of Incorporation, the affirmative vote of at least a majority of the Holding Company's shares outstanding and entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, and the sale of all of its assets. Upon the consummation of the reorganization, it is expected that the executive officers and directors of the Holding Company will own, approximately, an aggregate of 567,674 shares, or 53.12% of the Holding Company's outstanding stock.

     Another anti-takeover provision in the Articles of Incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as the impact the acquisition of the Holding Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the tender offeror. This provision was included in the Articles of Incorporation of the Holding Company to permit the Board of Directors to recognize the responsibilities to these constituent groups and to the Holding Company and its subsidiaries and the communities that they serve.

     THE OVERALL EFFECT OF THESE PROVISIONS MAY BE TO DETER A FUTURE OFFER OR OTHER MERGER OR ACQUISITION PROPOSAL THAT A MAJORITY OF THE SHAREHOLDERS MIGHT VIEW TO BE IN THEIR BEST INTERESTS AS THE OFFER MIGHT INCLUDE A SUBSTANTIAL PREMIUM OVER THE MARKET PRICE OF THE HOLDING COMPANY'S COMMON STOCK AT THAT TIME. IN ADDITION, THESE PROVISIONS MAY HAVE THE EFFECT OF ASSISTING THE HOLDING COMPANY'S CURRENT MANAGEMENT IN RETAINING ITS POSITION AND PLACING IT IN A BETTER POSITION TO RESIST CHANGES THAT THE SHAREHOLDERS MAY WANT TO MAKE IF DISSATISFIED WITH THE CONDUCT OF THE HOLDING COMPANY'S BUSINESS.

     A vote in favor of the Plan of Reorganization and Plan of Merger is a vote in favor of the anti-takeover provisions contained in the Holding Company's Articles and By-laws and under the BCL.

                           DIVIDENDS

     The Bank has never paid a cash dividend and has no plans to do so for the foreseeable future. Any decision to pay a cash dividend in the future must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Holding Company considers dividend policy. Cash available for dividend distribution to shareholders of the Holding Company must initially come from dividends paid by the Bank to the Holding Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Holding Company. See sections entitled "Description of the Bank's Stock - The Bank's Common Stock" and "Comparison of Shareholder Rights".

     Under the BCL, the Holding Company may not pay a dividend if, after giving effect thereto: (1) the Holding Company would be unable to pay its debts as they become due or (2) the Holding Company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders. Total assets and liabilities shall be determined by the Board of Directors, which may base its determination on such factors as it considers relevant, including without limitation: (i) the book value of the assets and liabilities of the Holding Company, as reflected on its books and records; and
(ii) unrealized appreciation and depreciation of the assets of the Holding Company.

                 COMPARISON OF SHAREHOLDER RIGHTS

     One result of the consummation of the proposed reorganization is that shareholders of the Bank, whose rights are presently governed by the Banking Code, will become shareholders of the Holding Company, and their rights in the future will be governed by the BCL. Another result is that the Articles of Incorporation and By-laws of the Holding Company differ in several aspects from those of the Bank.

      The following table compares the rights of shareholders of the Bank with the rights of shareholders of the Holding Company.
This table is qualified by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and in the exhibits hereto and is not intended to be an exhaustive comparison.


                               The Bank's Common Stock
                               -----------------------

Authorized and
Outstanding            Ten million (10,000,000) shares, par value
                       One Dollar($1.00) per share, authorized;
                       of which 868,128 were outstanding on
September 1,
                       1997

Voting                 One (1) vote per share with cumulative
                       voting for directors

Preemptive Rights      No preemptive rights to subscribe for
                       additional shares on a pro rata basis

Dividends              As declared by the Board of Directors; may
                       be paid only from accumulated net earnings
                       and only if the Bank is not in arrears in
                       payments due the FDIC and only if not an
                       "unsafe or unsound" banking practice

Amendment of By-laws   Approval by a majority vote of the Board
                       of Directors, subject to the power of
                       shareholders to change such action by the
                       affirmative vote of the holders of at
                       least sixty six and two-thirds percent
                       (66-2/3%) of the outstanding shares

Shareholder Action

 (a) Mergers,          Approval by a vote of at least sixty-six
     Consolidations    and two-thirds (66-2/3%) of outstanding
                       shares

 (b) Liquidation,      Approval by a vote of at least sixty-six
     Sales of          and two-thirds (66-2/3%) of outstanding
     Substantially     shares.
     All Assets

(c)  Special           Upon request by a majority of the Board of
     Shareholder       Directors, the Chairman, the President or
     Meetings          one or more shareholders owning, in the
                       aggregate, not less than twenty percent
                       (20%) of the outstanding shares

Authorization of       Approval by vote of at least
 Additional            sixty-six and two-thirds (66-2/3%) of
 Shares                outstanding shares

Amendment of Articles  Approval by vote of at least sixty-six
of Incorporation       and two-thirds (66-2/3%) of outstanding
(other than for the    shares
purposes named
above)

Repurchase             Cannot reduce or retire any part of its
                       stock without prior regulatory approvals
                       and shareholder approval.


                              The Holding Company's
                                 Common Stock
                              ---------------------

Authorized and         Ten million (10,000,000) shares, par value
 Outstanding           One Dollar ($1.00) per share, authorized;
                       of which 868,128 shares would be
                       outstanding if the reorganization were
                       effected on September 1, 1997

Voting                 One (1) vote per share with cumulative
                       voting for directors

Preemptive Rights      No preemptive rights to subscribe for
                       additional shares on a pro rata basis

Dividends              As declared by the Board of Directors; the
                       Bank's dividend restrictions apply
                       indirectly to the Holding Company as cash
                       available for dividend distributions will
                       initially come from dividends paid to the
                       Holding Company by the Bank.  In addition,
                       the Holding Company may not pay a dividend
                       if, after giving effect thereto:  (1) the
                       Holding Company would be unable to pay its
                       debts as they become due or (2) the
                       Holding Company's total assets would be
                       less than the amount needed to satisfy any
                       preferential rights of shareholders

                              46


Amendment of By-laws   Approval by the affirmative vote of the
                       holders of at least sixty-six and two-
                       thirds percent (66-2/3%) of the
                       outstanding shares, or by a majority vote
                       of the Board of Directors subject to the
                       power of shareholders to change such
                       action of the Board of Directors by the
                       affirmative vote of the holders of sixty-
                       six and two-thirds percent (66-2/3%) of
                       the outstanding shares

Shareholder Action

 (a) Mergers,          Approval by vote of at least sixty six and
     consolidations    two-thirds percent (66-2/3%) of
                       outstanding shares.

 (b) Liquidation,      Approval by vote of at least sixty six and
     Sales of          two-thirds percent (66-2/3%) of
     Substantially     outstanding shares.
     All Assets

 (c) Special           Upon request by a majority of the Board of
     Shareholder       Directors, the Chairman, the President or
     Meetings          one or more shareholders owning, in the
                       aggregate, not less than twenty percent
                      (20%) of the outstanding shares

Authorization of       Approval by vote of a majority of
 Additional Shares     the shareholders

Amendment of Articles  Approval by vote of majority of the
of Incorporation       votes cast except for the Anti-
(other than for        takeover provisions, then sixty-six
the purposes named     and two-thirds percent (66-2/3%).
above)

                              47


Repurchase             Stock can be repurchased if, after giving
                       effect thereto:  (1) the Holding Company
                       would still be able to pay its debts as
                       they become due or (2) the Holding
                       Company's total assets would still be more
                       than its total liabilities plus an amount
                       needed to satisfy any preferential rights
                       of shareholders and that no more than ten
                       percent (10%) of the outstanding shares
                       can be repurchased in any twelve (12)
                       month period without prior regulatory
                       approval



     The Articles of Incorporation of the Holding Company and the Bank authorize the Board of Directors to oppose a tender offer for shares of the Holding Company on the basis of factors other than economic benefit to shareholders such as: the impact of the acquisition upon the community; the effect of the acquisition upon employees, depositors, shareholders and customers; and the reputation and business practices of the tender offeror. See section entitled "Description of the Holding Company's Stock - Anti-Takeover Provisions". Also, the By-laws of the Holding Company provide for three (3) year staggered terms of office for directors (a "Classified Board"). See, section entitled "Description of the Holding Company's Stock - Anti-Takeover Provisions".

     In some jurisdictions, shares of common stock of a business corporation such as the Holding Company may be treated differently from shares of stock of a state banking institution for legal investments for institutions and fiduciaries, and as the subject of personal property taxation. Thus, shareholders of the Bank may desire to determine whether the status of their shares under local or state laws applicable to them would be changed upon the effective date of the Merger. Under Pennsylvania law, a fiduciary will be subject to the same standards for investments in stock of the Holding Company as for investments in the stock of the Bank. Under Pennsylvania law, the holders of the Common Stock of the Holding Company who are Pennsylvania residents will not be subject to the Pennsylvania county personal property tax on their share holdings.

                     INDEPENDENT AUDITORS

     KPMG Peat Marwick, Certified Public Accountants, of Philadelphia, Pennsylvania, served as the Bank's independent auditors for the 1996 fiscal year. In addition to performing customary audit services, KPMG Peat Marwick assisted the Bank with the preparation of its federal and state tax returns and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Bank's Board of Directors after the Board of Directors reviewed the nature and expense associated with such services and concluded that there was no effect on the independence of the accountants. The Bank has been advised by KPMG Peat Marwick that none of its members has any financial interest in the Bank. KPMG Peat Marwick has been engaged as the independent auditor for the fiscal year ending December 31, 1997.

                      FINANCIAL STATEMENTS

     The Bank is not subject to the reporting requirements of the 1934 Act, and accordingly, does not have to file reports, proxy statements and other information with the FRB.

     The Board of Directors has not included any financial statements of the Bank in this Proxy Statement/Prospectus. It is the Board's position that financial statements would not be material or relevant, in order for the shareholders to make an informed prudent judgment to approve the Plan of Reorganization and Plan of Merger. For example, if the reorganization into the Holding Company would have occurred on January 1, 1996, the financial statements contained in the 1996 Annual Report would not be different in any material respect.

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1996, was mailed to Shareholders on or about April 1, 1997. A copy of the Bank's 1995 and 1994 Annual Reports, prepared in conformity with generally accepted accounting principles, may be obtained at no cost by contacting John C. Soffronoff, President, Premier Bank, 379 North Main Street, Doylestown, Pennsylvania 18901. A representative of KPMG Peat Marwick, the Bank's independent auditor, will not attend the Special Meeting and be available to respond to any appropriate questions concerning the Annual Report presented by the shareholders at the Special Meeting.

                     SHAREHOLDER PROPOSALS

     In the event of consummation of the Plan of Reorganization, any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Holding Company's proxy statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing to John C. Soffronoff, President, at the Holding Company's principal executive offices, 379 North Main Street, Doylestown, Pennsylvania 18901, no later than December 9, 1997.

     If the Plan of Reorganization is not consummated, then any shareholder of the Bank who wishes to submit a proposal for inclusion in the Bank's proxy statement for its 1998 Annual Meeting of Shareholders, must submit the proposal in writing to John C. Soffronoff, President of the Bank, at the Bank's principal office at 379 North Main Street, Doylestown, Pennsylvania 18901, no later than December 8, 1997.

                        OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Proxy Statement/Prospectus, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

                         EXHIBIT A

                   PLAN OF REORGANIZATION

                   PLAN OF REORGANIZATION           EXHIBIT A


      THIS AGREEMENT made as of this ____ day of _______________, 1997, among PREMIER BANCORP, INC., a Pennsylvania business corporation (the "Holding Company"), PREMIER BANK, Doylestown, Pennsylvania, a state banking institution (the "Bank"), and PREMIER INTERIM BANK (In Organization), a state banking institution and a subsidiary of the Holding Company (the "Interim Bank").

      WHEREAS, the Holding Company, the Bank and the Interim Bank desire to effect the formation of a bank holding company whereby Bank and the Interim Bank will be merged, the surviving bank will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who perfect dissenters' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


SECTION 1.      MERGER.

      1.1. Agreement to Merge. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code") in accordance with the Plan of Merger, attached hereto as Exhibit A and made a part hereof (the "Plan of Merger").

      1.2.      Holding Company Common Stock.  The Holding
Company shall make available to the Bank and the Interim Bank a sufficient number of shares of the Holding Company's Common Stock to effect the Merger pursuant to the Plan of Merger.


SECTION 2.      SHARES OF THE HOLDING COMPANY AND OF THE
                SURVIVING BANK.

      2.1. Conversion of Shares. The manner of converting the shares of Common Stock of the Bank into shares of Common Stock of the Holding Company and the shares of Common Stock of the Interim Bank into shares of Common Stock of the surviving bank in the Merger and the assumption of the outstanding options of the Bank by the Holding Company, shall be as set forth in
Section 2 of the Plan of Merger.

SECTION 3.      REPRESENTATIONS AND WARRANTIES OF THE HOLDING
                COMPANY.

      The Holding Company represents, warrants and agrees as follows:

      3.1. Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the Pennsylvania Business Corporation Law of 1988, as amended.

      3.2. Capitalization. The Holding Company is authorized to issue Ten Million (10,000,000) shares of Common Stock, par value One Dollar ($1.00) per share, of which three (3) shares are issued and outstanding. There are no outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

      3.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order or decree or any provision of its Articles of Incorporation or By-laws.

      3.4. Absence of Liabilities. Prior to the effective time of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 4.      REPRESENTATIONS AND WARRANTIES OF THE BANK.

      The Bank represents, warrants and agrees as follows:

      4.1. Organization and Standing. The Bank is a state-chartered banking institution duly organized and validly existing under the Pennsylvania Banking Code of 1965, as amended
(the "Banking Code").

      4.2. Capitalization. The Bank is authorized to issue Ten Million (10,000,000) shares of Common Stock, par value One Dollar ($1.00) per share, of which 868,128 shares are issued and outstanding. As of the date of the Agreement, the Bank has issued 229,403 options at exercise prices ranging from $9.09 to $15.00 per share. Each such option is exercisable for one share of common stock of the Bank. There are no other outstanding options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of Bank.

      4.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of the Plan of Merger have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound, or any law, order, or decree or any provision of its Articles of Incorporation or By-laws.


SECTION 5.      REPRESENTATIONS AND WARRANTIES OF THE INTERIM
                BANK.

      The Interim Bank represents, warrants and agrees as follows:

      5.1. Organization and Standing. The Interim Bank is a state-chartered banking institution in the process of formation under the Banking Code.

      5.2. Capitalization. Upon formation, the Interim Bank will be authorized to issue 10,000,000 shares of Common Stock, par value One Dollar ($1.00) per share, of which 200,000 shares will be issued and outstanding and owned by the Holding Company and twenty organizers immediately prior to the Merger.

      5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Interim Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Interim Bank is a party or by which it is bound or any law, order, decree or any provision of its Articles of Incorporation or By-laws.

      5.4. Absence of Liabilities. Prior to the effective time of the Merger, the Interim Bank will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.


SECTION 6.      COVENANTS OF THE HOLDING COMPANY.

      The Holding Company agrees that between the date hereof and the effective time of the Merger:

      6.1. Capitalization of the Interim Bank. The Holding Company shall purchase a total of 200,000 shares of Common Stock, par value One Dollar ($1.00) per share, of Interim Bank for One Dollar and Fifty-five Cents ($1.55) per share, and shall cause the Interim Bank to do all things necessary to obtain a charter as a state banking institution, pursuant to the Banking Code, so as to permit the consummation of the Merger provided for in the Plan of Merger. The Holding Company may also purchase the subscription rights of the organizers of the Interim Bank for the 20,000 shares of Common Stock issued to them in the aggregate. Such shares of the organizers shall be purchased at One Dollar and Fifty-five Cents ($1.55) per share.

      6.2. Approval of Merger. The Holding Company, as a shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

      6.3. Best Efforts. The Holding Company will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Banking Code and applicable law.


SECTION 7.      COVENANTS OF THE BANK.

      The Bank agrees that between the date hereof and the effective time of the Merger:

      7.1. Shareholders Meeting. The Bank shall submit this Agreement and the Plan of Merger to the vote of its shareholders, as provided by the Banking Code and other applicable laws, at a Special Meeting of Shareholders to be held on or about October 9, 1997, and any adjournment or postponement thereof.

      7.2. Best Efforts. The Bank will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Banking Code and applicable law.

SECTION 8.      CONDITIONS TO OBLIGATIONS OF THE PARTIES.

      The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

      8.1. Representations and Warranties: Performance of Covenants. The representations and warranties and covenants contained in Sections 3, 4, 5, 6 and 7 hereof shall be true as of and at the effective time of the Merger, and each party shall have performed all obligations required hereby to be performed by it prior to the effective time of the Merger.

      8.2.      Bank Shareholder Approval.  The shareholders of
Bank shall have duly approved this Agreement and the Plan of Merger in accordance with applicable laws.

      8.3. Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of this Agreement and the Plan of Merger, shall have granted any necessary consent or approval.

      8.4. Registration Statement. The registration statement (the "Registration Statement") filed by the Holding Company, if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company's Common Stock to be issued pursuant to the Plan of Merger shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

     8.5. Litigation. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Merger, this Agreement or the Plan of Merger or otherwise claiming that such consummation is improper.

      8.6. Tax Opinion. A tax opinion shall have been obtained from Shumaker Williams, P.C. of Camp Hill, Pennsylvania, Special Counsel to the Bank that the conversion of Bank's Common Stock into the Holding Company's Common Stock will be tax free for federal income tax purposes; provided, however, that the requirements of this Section 8.6 may be waived by the affirmative vote of a majority of the Board of Directors of each of the parties hereto.


SECTION 9.      TERMINATION, WAIVER AND AMENDMENT.

      9.1. Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective time of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

      (a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank and the Holding Company evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

      (b) by the Board of Directors of the Bank if, in its sole judgment, the Merger would be inadvisable because of the number of shareholders of the Bank who perfect their dissenter's rights in accordance with applicable law and the Plan of Merger, or if, in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

      9.2. Effect of Termination. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 10 hereof.

      9.3. Waiver. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

      9.4. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Interim Bank, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto; provided, however, that
Section 2.1 of this Agreement and Section 2 of the Plan of Merger may not be amended after the meeting of the Bank's shareholders referred to in Section 7.1 hereof except by the vote of Bank shareholders required for the approval of the Merger by such shareholders.


SECTION 10.      EXPENSES.

      10.1. General. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger, whether or not the transactions contemplated herein are effected.

      10.2. Special Dividend. Upon the effective time of the Merger, the surviving bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

      (a) the expenses of the Holding Company in connection with the transactions contemplated herein, if any;

      (b)      the principal amount of any loan that the Holding
Company shall have obtained to purchase shares of Common Stock of the Interim Bank as provided in 6.1 hereof; and

      (c)      the amount of any interest incurred by the Holding
Company on account of any loans obtained by it in order to purchase shares of Common Stock of the Interim Bank as provided in Section 6.1 hereof.


SECTION 11.      MISCELLANEOUS.

      11.1. Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

      11.2. No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby.

      11.3. Right to Withhold Dividends. The Board of Directors of the Holding Company reserves the right to withhold dividends from any former shareholder of the Bank who fails to exchange certificates representing the shares of the Bank for certificates representing the shares of the Holding Company in accordance with Section 2 of the Plan of Merger.

      11.4.      Failure to Surrender of Certificates.
Shareholders of the Holding Company may be required, at the option of the Holding Company, to surrender certificates representing the shares of the Bank for certificates representing the shares of the Holding Company as provided in Section 2 of the Plan of Merger.

      11.5. Entire Agreement. This Agreement (including the Plan of Merger attached as an exhibit hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      11.6.      Captions.  Descriptive headings are for
convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or the Plan of Merger.

      11.7. Applicable Law. This Agreement and the Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed exclusively within the Commonwealth of Pennsylvania, regardless of where they are executed.

      11.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, this Agreement has been executed as of the day, month and year first above mentioned.


(SEAL)

ATTEST:                           PREMIER BANCORP, INC.


___________________________    By:______________________________
John J. Ginley, Secretary         John C. Soffronoff, President

(SEAL)


ATTEST:                           PREMIER BANK


___________________________    By:______________________________
John J. Ginley, Secretary         John C. Soffrononff, President


(SEAL)


ATTEST:                           PREMIER INTERIM  BANK
                                  (In Organization)

___________________________      By:_____________________________
John J. Ginley, Secretary           John C. Soffronoff, President

                           EXHIBIT B

                         PLAN OF MERGER

                         PLAN OF MERGER

                      PREMIER INTERIM BANK

                with, into and under the charter of

                          PREMIER BANK
                                                     EXHIBIT B


      THIS PLAN OF MERGER made between Premier Bank (the "Bank"), a Pennsylvania-chartered bank, being located at 379 North Main Street, Doylestown, Pennsylvania 18901-0818, County of Bucks, in the Commonwealth of Pennsylvania, and Premier Interim Bank (in organization) (the "Interim Bank"), a Pennsylvania-chartered bank, being located at 379 North Main Street, Doylestown, County of Bucks, in the Commonwealth of Pennsylvania (the two parties are sometimes collectively referred to as the "Constituent Banks").

      WHEREAS, Bank, Interim Bank and Premier Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation of which Interim Bank is a wholly owned subsidiary, have entered into a Plan of Reorganization dated the day hereof (the "Plan of Reorganization"), providing for, among other things, the execution of the Plan of Merger and the merger (the "Merger") of the Bank and the Interim Bank all in accordance with the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Merger in accordance with the terms and conditions hereinafter set forth.

Section 1.  General.

1.1 The Merger. On the Effective Date, as hereinafter defined, Interim Bank will merge with, into and under the Charter of the Bank pursuant to the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), the separate existence of Interim Bank shall cease, and Bank shall be the surviving bank (the "Surviving Bank"), in accordance with this Plan of Merger and applicable law.

1.2      Name.  The name of the surviving bank shall be Premier
Bank, and the location of its principal office shall be 379 North
Main Street, Doylestown, Pennsylvania 18901.

1.3      Articles of Incorporation.  At the Effective Date, the
Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Bank.

1.4      By-laws.  At the Effective Date, the By-laws of the
Bank, as in effect immediately prior to the Effective Date, shall be the By-laws of the Surviving Bank.

1.5 Effect of Merger. On the Effective Date, the Surviving Bank shall succeed, without further act or deed, to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against either of the Constituent Banks may be prosecuted to judgment as if the Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a commercial bank organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of the Bank's present branch offices and any other branch office or offices that Bank may be authorized to have as of the Effective Date.

1.7 Board of Directors. The Board of Directors of Bank immediately prior to the consummation of the Merger shall serve as the Board of Directors of the Surviving Bank from and after the Effective Date and until such time as their successors have been duly elected and qualified.

1.8 Officers. The persons who are executive or other officers of Bank immediately prior to the consummation of the Merger shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. On the Effective Date, all persons who are employees of Bank and of Interim Bank shall become employees of the Surviving Bank.


Section 2. Conversion of Shares. The manner and basis of converting shares of Common Stock of the Constituent Banks shall be as follows:

2.1 Stock of Interim Bank. The shares of Common Stock, par value $1.00 per share, of Interim Bank issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive fully paid and non-assessable shares of the Surviving Bank so that the number of outstanding shares of the Surviving Bank at and after the Effective Date shall equal the number of outstanding shares of the Bank prior to the Effective
Date and resulting in all outstanding shares of the Bank being held by the Holding Company at and after the Effective Date.

2.2 Stock of the Bank. Each share of Common Stock, par value $1.00 per share, of Bank issued and outstanding immediately prior to the Effective Date (except for shares owned by shareholders who shall have duly perfected dissenters' rights in accordance with this Plan of Merger and applicable law and except for fractional shares) shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) share of fully paid and nonassessable Common Stock, par value $1.00 per share, of the Holding Company. No fractional shares of Common Stock and no scrip or certificates therefor, shall be issued in connection with the Merger. In lieu of the insurance of any fractional share to which a shareholder would otherwise be entitled, each former shareholder of Bank shall receive, in cash, an amount equal to the fair market value of his or her fractional interest.

2.3      Treasury Stock.  Each share of Common Stock, par value
$1.00 per share, of Bank held as a treasury share immediately prior to the Effective Date, if any, shall thereupon and without notice be canceled.

2.4 Assumption of Stock Options. Holding Company shall assume all of the obligations of Bank under the stock options outstanding to the extent that such options remain unexercised on the Effective Date. Option holders shall receive stock options to purchase the same number of shares at the same option exercise price that the option held had such option been exercised prior to the Merger. No fractional shares of Holding Company Common Stock, and no scrip or certificates therefor, shall be issued in connection with the assumption or exercise of such stock options.

2.5 Exchange Agent. Bank shall designate the Secretary or another officer of the Holding Company or Bank to act as exchange agent to receive from the holders thereof, certificates that, immediately prior to the Effective Date, represented Bank's Common Stock and to exchange such certificates for Common Stock of the Holding Company, as provided herein and if applicable, to pay cash for fractional shares of Bank Common Stock pursuant to
Section 2.2, above.

2.6      Exchange Procedure.  If appointed pursuant to Section
2.5 hereof, the exchange agent shall promptly mail to each record holder as of the date of exchange of an outstanding certificate or certificates that, prior to the Effective Date, represented shares of Bank's Common Stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal to the exchange agent at is address stated therein) and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent of such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for shares of common stock of the holding company, as provided herein.

2.7 Failure to Surrender Certificates. Shareholders will be required to surrender certificates representing shares of the Bank for certificates representing shares of the Holding Company. All Bank Common Stock certificates must be surrendered within two
(2) years after notice that surrender will be required. In the event that any former shareholder of Bank shall not have properly surrendered his Common Stock certificates within two (2) years after such notice, the shares of Holding Company Common Stock that would otherwise have been issued to him may, at the option of the Holding Company, be sold, and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of Bank shall be right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Bank, without interest, upon proper surrender of his Common Stock certificates.

2.8 Dissenters' Rights. Shareholder of Bank shall be entitled to exercise the rights provided in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, (15 Pa.C.S.A. Section 1571 et. seq.) ("Dissenters' Rights") with respect to the Plan of Merger.


Section 3.  Miscellaneous.

3.1 Conditions. The obligations of Bank and Interim Bank to effect the Merger shall be subject to all of the terms and conditions contained in the Plan of Reorganization.

3.2 Termination and Agreement. This Plan of Merger may be terminated or amended prior to the Effective Date in the manner and upon the conditions set forth in the Plan of Reorganization. If the Plan of Reorganization is terminated pursuant to the terms thereof, this Plan of Merger shall terminate simultaneously, and the Merger shall be abandoned without further action of the parties hereto.

     IN WITNESS WHEREOF, this Plan of Merger has been executed on the day and year first mentioned above.


ATTEST:                           PREMIER BANK


___________________________     By:_____________________________
John J. Ginley, Secretary          John C. Soffronoff, President


ATTEST:                           PREMIER INTERIM BANK
                                   (In Organization)


___________________________     By:_____________________________
John J. Ginley, Secretary          John C. Soffronoff, President

                            EXHIBIT C

                       AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                               OF
                       PREMIER BANCORP, INC.

                       AMENDED AND RESTATED

                     ARTICLES OF INCORPORATION

                               OF

                       PREMIER BANCORP, INC.

                                                  EXHIBIT C

     In compliance with the requirements of 15 Pa.C.S. Section
1306 (relating to Articles of Incorporation), the undersigned, desiring to be incorporated as a business corporation, hereby state that:

1.  The name of the Corporation is PREMIER BANCORP, INC.

2. The address, including street and number, if any, of this Corporation's initial registered office in this Commonwealth is 379 North Main Street, Doylestown, Pennsylvania 18901, and the county of venue is Bucks.

3. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa.C.S. Section
1101 et seq.), as the same may be amended.

4. The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

5. The aggregate number of shares that the Corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

6. The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:


                                                Number and Class
Name                      Address               of Shares
----                      -------              ------------------

John C. Soffronoff    379 North Main Street,    1 Share of Common
                      Doylestown, PA 18901      Stock

Clark S. Frame        379 North Main Street,    1 Share of Common
                      Doylestown, PA 18901      Stock

Bruce E. Sickel       379 North Main Street,    1 Share of Common
                      Doylestown, PA 18901      Stock

7. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation.

8. Cumulative voting rights shall exist with respect to the election of directors.

9(a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

     (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

     (ii) Whether a more favorable price could be obtained for this Corporation's securities in the future;

     (iii) The social and economic effects of the offer or transaction on this Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Corporation and any of its subsidiaries operate or are located;

     (iv) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

     (v) The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation or other entity whose securities are being offered;

     (vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Corporation and any of its subsidiaries and the other elements of the communities in which this Corporation and any of its subsidiaries operate or are located;

     (vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

(b) If the Board of Directors determines that an offer should be rejected, it make take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10. Articles 7, 8, 9 and 10 shall not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation.

     IN TESTIMONY WHEREOF, the incorporators have signed these Articles of Incorporation this ______ day of _____________________, 1997.



/s/ John C. Soffronoff             /s/ Clark S. Frame
----------------------             ---------------------
John C. Soffronoff                 Clark S. Frame



/s/ Bruce E. Sickel
---------------------
Bruce E. Sickel

                           EXHIBIT D

                           BY-LAWS OF
                      PREMIER BANCORP, INC.

                          BY-LAWS OF
                     PREMIER BANCORP, INC.           EXHIBIT D

ARTICLE I.  OFFICES

1. Principal Office. The principal place of business of the Corporation shall be located at 42 Shewell Avenue, Doylestown,
Pennsylvania 19801.

     Additional places of business may be established from time to time and thereafter changed or discontinued in a manner prescribed by law.

ARTICLE II.  SEAL

1. Corporate Seal. Corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal Pennsylvania". The following is an impression of the Seal adopted by the Board of Directors of this Corporation.

2. Authority to Affix Corporate Seal. The Chairman of the Board of Directors, the President, the Executive Vice President and the Secretary and each Assistant Secretary shall have authority to affix the Corporate Seal of this Corporation to any documents requiring such Seal and to attest the same.

ARTICLES III.  SHAREHOLDERS MEETINGS

1. Meetings of Shareholders. Meetings of the shareholders shall be held at the principal place of business of the Corporation or at such other place or places within the Commonwealth of Pennsylvania as may from time to time be selected by the Board of Directors.

2. Annual Meeting of Shareholders. The annual meeting of the shareholders shall be held on the second Thursday in the month of May of each year if not a legal holiday, Saturday or Sunday, and if a legal holiday, Saturday or Sunday then on the next secular day following, at 2:00 o'clock p.m., when the shareholders shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting. If the annual meeting shall not be called and held during any calendar year, any shareholder may callsuch meeting at any time after the end of the calendar year in which the meeting was not held.

3. Notice of Annual Meeting of Shareholders. Written notice of the annual meeting of shareholders shall be mailed, postage prepaid, to each shareholder entitled to vote thereat, at such address as appears on the books of the Corporation, at least fifteen (15) days prior to the meeting, unless a greater period of notice is required by statute in a particular case.

4. Special Meeting of Shareholders. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors, the President, a majority of the Board of Directors, or by the holders of not less than one-fifth (1/5) of all the shares entitled to vote at the particular meeting. At any time, upon written request of any person entitled to call a special meeting, it shall be the duty of the Secretary to call a special meeting of the shareholders, to be held at such time as the Secretary may fix, not less than fifteen (15) or more than sixty (60) days after receipt of the request. The business transacted at all special meetings shall be confined to the objects stated in the call and notice and matters germane thereto.

5. Notice of Special Meeting of Shareholders. Written notice of a special meeting of shareholders stating the time and place and object thereof, shall be mailed, postage prepaid, to each shareholder entitled to vote thereat at such address as appears on the books of the Corporation, at least fifteen (15) days before such meeting, unless a greater period of notice is required by statute in a particular case.

6. Voting Rights. The officer or agent having charge of the transfer books of the Corporation shall make at least five (5) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list shall be subject to inspection by any shareholder at any time during normal business hours at the principal place of business of the Corporation or such other place designated by the Board of Directors for that purpose.
Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book, or to vote in person or by proxy, at any meeting of shareholders.

7. Quorum of and Action by Shareholders. A shareholders' meeting duly called shall not be organized for the transaction of business unless a quorum is present. Unless otherwise provided by the Articles of Incorporation of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purpose of considering such matter, and unless otherwise provided by statute or by the Articles of Incorporation, the acts at a duly organized meeting, of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, shall be the acts of the shareholders. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the shareholders, those present in person or represented by proxy shall, except as otherwise provided by statute, have power to adjourn the meeting, from time to time, to such time and place as they may determine without notice other than announcement at the meeting, until he requisite number of shares shall be present. In the case of the second adjournment of any meeting called for the election of directors, as provided by statute, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

8. Voting Rights of Shareholders. Every shareholder of record entitled to vote shall have the right at every shareholders' meeting to one (1) vote for each standing in his name on the books of the Corporation. Except as otherwise provided in the Articles of Incorporation, a shareholder may vote in person or may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder, or by his duly authorized attorney-in-fact, and filed with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted on after three (3) years from the date of its execution. A proxy shall not be revoked by the date or incompetence of the maker unless, before the vote is counted or the authority is exercised, written notice of such death or an adjudication of such incompetence is received by the Secretary of the Corporation. A shareholder shall not sell his vote or execute a proxy to any person for any sum of money or anything of value. A proxy coupled with an interest shall include an unrevoked proxy in favor of a creditor of a shareholder and such a proxy shall be valid so long as the debt owed by him to the creditor remains unpaid.

9. Election of Directors; Cumulative Voting. Elections for directors need not be by ballot, except upon demand made by a shareholder at the election and before the voting begins. Except as otherwise provided in the Article of Incorporation of the Corporation, in each election of directors cumulative voting shall be allowed. No share shall be voted at any meeting upon which any installment is due and unpaid.

10. Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholder, to act at such meeting or any adjournment thereof. If judges of election be not so appointed, the Chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting; in which event the number of judges shall be one (1) or three (3) and the holders of a majority of shares present and entitled to vote shall determine whether one
(1) or there (3) judges are to be appointed. On request of the Chairman of the meeting, or of any shareholder or his proxy, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. No person who is a candidate for office shall act as a judge. If any judge of election shall not be present at a meeting, the vacancy shall be filled by another person appointed by the Chairman of the meeting.

11. Informal Action by Shareholders. Any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders who would be entitled to vote on such action at a meeting and shall be filed with the Secretary of the Corporation.

ARTICLE IV.  DIRECTORS.

1. Number and Qualification. The business of this Corporation shall be managed by its Board of Directors, who shall be citizens of the United States and at least two thirds (2/3) of whom shall be residents of this Commonwealth. Every director shall be a shareholder of the Corporation. The number of the Directors shall be not less than five (5) nor more than twenty-five (25).

2. Nomination. Nomination for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of stock of the Corporation entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in, the discretion of the chairperson of the meeting, be disregarded, and upon the chairperson's instructions, the inspectors of election may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of stock of the Corporation casting votes for that person shall be counted if at least one nomination for that person complies herewith.

3. Election. The Board of Directors shall be determined as follows:

    (a) At the annual meeting of shareholders by a majority of the votes cast by the shareholders entitled to vote in person or by proxy, or by a similar vote at any special meeting called for that purpose, upon due notice having been given according to law;

    (b) The Board of Directors may, by the vote of a majority of the full Board of Directors, between annual meetings of the shareholders, increase the membership of the Board of Directors by no more than two (2) members in any one year, provided, that such increase will not result in more than twenty-five (25) members; and by like vote appoint qualified persons to fill the vacancies created thereby.

4. Term of Office. The Directors shall be divided into three classes to be known as Class 1, Class 2, and Class 3. Each of the Classes shall consist of one third of the Directors as nearly as possible. At the first annual meeting of shareholders of the Corporation, Directors in Class 1 shall be elected to hold office for a one year term; Directors in Class 2 shall be elected to hold office for a two year term; and Directors in Class 3 shall be elected to hold office for a three year term. After the expiration of the terms to which the Directors are elected at the first annual meeting of shareholders, Directors in each Class shall thereafter by elected every three (3) years for a three (3) year terms. Each Director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier resignation, removal or disqualification.

5. Powers of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation of the Corporation or by these By-Laws directed or required to be exercise or done by the shareholders.

6. Organization Meeting. A meeting for the purpose of organizing the new Board of Directors and electing and appointing officers of the Corporation for the succeeding year shall be held on the first regularly schedule meeting date of the Board of Directors following the annual meeting of shareholders. Each newly elected Chairman or Secretary of the meeting at which such directors are elected, and notice shall not be necessary to the newly elected directors in order to legally constitute the meeting, or they may meet at such place and time as may be fixed by the consent in writing of all the directors.

7. Place of Meetings. The meetings of the Board of Directors may be held at such place within this Commonwealth as a majority of the directors may from time to time appoint, or as may be designated in the notice calling the meeting.

8. Regular Meeting. Regular meetings of the Board of Directors shall be held quarterly on ten (10) days notice, at the principal place of business of the Corporation, or at such other time and place as shall be determined by the Board of Directors.

9. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or by the President upon one (1) day's notice to each director, either personally or by mail or telegram; special meetings shall be called by the Chairman of the Board of Directors, President or Secretary in like manner and on like notice upon the written request in writing of a majority of the directors then in office.

10. Quorum. A majority of the directors then in office shall be necessary to constitute a quorum for the transaction of business, and the acts of majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors, except as a greater number is required by statute or by the Articles of Incorporation of the Corporation or these By-Laws.

11. Consent in Lieu of Meeting. Any action may be taken at a meeting of the directors or of the members of a committee may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the directors or all of the members of the committee and shall be filed with the Secretary of the Corporation. In addition, directors and committee members may participate in meetings by means of conference telephone or similar communications equipment, as provided in Article XI, Section 4 hereof.

12. Compensation. Directors shall not receive any stated salary for their services as such, but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors, by any director who is not an employee of the Corporation, provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

13. Minutes. The Board of Directors and each committee hereinafter provided for shall keep minutes of its meetings. Minutes of the committee shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

14. Limitation of Liability. A director of the institution shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

    (1) the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors'
Liability Act ( relating to standard of care and justifiable reliance); and

    (2) the breach or failure to perform constitutes selfdealing, willful misconduct or recklessness; provided however that the provisions of this Section shall not apply to : (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, State or Federal law.

15.  Fiduciary Responsibility   A director shall stand in a
fiduciary relation to the Corporation and shall perform his duties as a director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

    (a) One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

    (b) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons.

   (c) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

16. Interests of the Corporation In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, upon suppliers and customers of the Corporation and upon communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 14.

      Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Corporation.

      A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     (a) the director has breached or failed to perform the duties of his office under this Article IV; and

     (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions of this paragraph shall not apply to:

     (a) the responsibility or liability of a director pursuant to any criminal statute; or

     (b) the liability of a director for the payment of taxes pursuant to local, State or Federal law.

17. Dissent of Director A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the Secretary of the Corporation before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting.
The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 17 shall bar a director from asserting that minutes of any meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the Secretary of the Corporation, in writing, of the asserted omission or inaccuracy.


ARTICLE V.   COMMITTEES

1. Executive Committee. There shall be a standing committee of this Corporation appointed by the Board of Directors to be known as the Executive Committee, consisting of the Chairman of the Board of Directors, and three (3) or more directors, each to serve a term of one (1) year and until his successor is chosen and qualified. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee shall have power to discount and purchase bills, notes and other evidences of indebtedness, to buy and sell bills of exchange, to examine and approve loans and discounts, to exercise authority regarding loans and discounts held by the Corporation, and when the Board of Directors is not in session, to direct and transact all other business of the Corporation which properly might come before the Board of Directors, except such as the Board of Directors only, by statute, is authorized to perform. The Executive Committee shall report its actions in writing at each regular meeting of the Board of Directors, which shall approve or disapprove the report and record such action in the minutes of the meeting.

2. Audit Committee. There shall be a standing committee of this Corporation appointed annually by the Board of Directors, to be known as the Audit Committee. The Audit Committee shall consist of three (3) members of the Board of Directors, none of whom shall be active officers of the Corporation, and each member of this Committee shall serve for a term of one (1) year and until his successor is chosen and qualified. A majority of the members of this Committee shall constitute a quorum for the transaction of business. The duties of this Committee shall be to cause to be made by CPA's selected for such purpose, at least once in each year, a complete audit of the books and affairs of the Corporation. The result of such audit shall be reported, in writing, to the Board of Directors at its regular meetings. The Audit Committee, upon its own recommendation and with the approval of the Board of Directors will employ a qualified firm of certified public accountants to make the annual audit of the Corporation.

3. Special Committees and Alternates. The Chairman of the Board of Directors or President shall have the authority to appoint all special committees and designate alternate members of all committees to serve temporarily for members unable to attend any meetings of a standing committee.

ARTICLE VI.   OFFICERS AND EMPLOYEES

1. Election of Officers. The executive officers of the Corporation shall be elected by the directors and shall consist of a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, President, Senior Vice President, Vice President, Secretary and Treasurer. The Board of Directors may also choose such other officers and agents as it shall deem necessary, including a Corporation officer and Auditor, who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board of Directors. Any number of offices may be held by the same person, except that the

Chairman of the Board of Directors and the President may not also serve as Secretary or Treasurer. It shall not be necessary for the officers to be directors except that the Chairman and the President shall be members of the Board of Directors.

2. Salaries of Officers and Employees. The salaries of all officers and employees of the Corporation shall be fixed by the Board of Directors.

3. Term of Office. The officers of the Corporation shall hold office for one year and until their successors are elected and have qualified. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.

4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and of the shareholders and shall be an ex-officio member of all committees of the Board of Directors. He also shall perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

5. Vice Chairman of the Board of Directors. At the discretion of the Chairman certain of his duties may be assigned to the Vice
Chairman.


6.  President.

    A. The President shall be the chief executive and the chief operating officer of the Corporation and shall have supervision of the operations of the Corporation. In the absence of the Chairman of the Board of Directors, the President shall reside at all meetings of the Board of Directors and of the shareholders. He shall have general and active management of the business of the Corporation, and shall have the special responsibility to carry into effect all orders and resolutions of the Board; subject, however, to the right of the Board to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the Corporation. He shall execute bonds, mortgages, and other contracts requiring a seal, under the Seal of the Corporation. He shall be ex-officio a member of all committees, except the Audit Committee, and shall have the general powers and duties of supervision and management usually vested in the office of the chief executive officer and the chief operating officer of a corporation.

      B. The President acting individually or in concert with the Executive Committee shall have the authority within the Corporation's stated loan policy, to approve loans and advances to borrowers equal to an amount to be established by the Board of Directors.

7. Senior Vice President. The Senior Vice President shall, in the absence or upon the incapacity of the President and the Vice Chairman of the Board of Directors, perform the duties and exercise the powers of the President, and shall have such other responsibilities, powers and duties as are delegated to him by the Chairman of the Board of Directors.

8. Vice President. The Vice President shall, in the absence or upon the incapacity of the President and the Senior Vice President, perform the duties and exercise the powers of the President, and shall have such other powers and duties as are delegated to him by the Chairman of the Board of Directors.


9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and act as clear thereto, and record all the votes of the Corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all committees of the Board of Directors when required. He shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, Chairman of the Board of Directors, or President, under whose supervision he shall be. He shall keep in safe custody the corporate records, papers, and the Corporate Seal of the Corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it.

10. Treasurer. The Treasurer shall have custody of the corporate assets, including all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the Corporation. He shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall keep moneys of the Corporation in separate accounts to the credit of the Corporation. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board of Directors, President and Directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation. He shall also perform such other duties as may be assigned to him from time to time by the Board of Directors, the Chairman of the Board of Directors, or the President.

11. Auditor. The Auditor shall have charge of auditing the books, records and accounts of the Corporation and shall make recommendations and advice as to the internal audit control of the Corporation. He shall report directly to the Board of Directors and to the Audit Committee.

12. Assistant Officers. Each Assistant Officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of one (1) officer. He shall perform such additional duties as the Board of Directors, the Chairman of the Board of Directors, the President, or the officer to whom he is assistant, may from time to time assign to him.

13. Powers. The officers are fully empowered (subject to the direction of the Board of Directors):

     (a) To sell, assign and transfer any and all shares of stock, bonds or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;

     (b) To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued or hereafter and held by the Corporation in its own right or as agent;

     (c) To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, except the real estate and buildings occupied by the Corporation in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

     (d) To receive and receipt for any sums of money or property due or owing to this Corporation in its own right or as agent and to execute any instrument of satisfaction therefor any lien or record; and

     (e) To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittances and obligations necessary in the exercise of the corporate powers of the Corporation.

        The President (or any Vice President), acting in conjunction with the Secretary or Treasurer or Assistant
Secretary or Assistant Treasurer, is (are) authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the direction of the Board of Directors and the Executive Committee.

ARTICLE VII.   VACANCIES

1. Officer or Employee. If the office of any officer or employee, one (1) or more, becomes vacant for any reason, the Board of Directors may elect a successor or successors, who shall hold office for the unexpired term in respect of which such vacancy occurred.

2. Board of Directors. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors through less than a quorum, and each person so elected shall be a director until his successor is elected by the shareholders, who shall make such election at the next annual meeting of the shareholders or at any special meeting duly called for that purpose and held prior thereto.

ARTICLE VIII.  CORPORATE MINUTES AND SHAREHOLDERS' RECORDS

1. Records. There shall be kept at the principal place of business of the Corporation or at such other office as shall be convenient for the Corporation, an original or duplicate record of the proceedings of the shareholders and of the directors, and the original or a copy of its By-Laws, including all amendments or modifications thereto to date, certified by the Secretary of the Corporation. An original or duplicate share register shall also be kept at the principal place of business or at such other office as shall be convenient for the Corporation, or at the offices of the transfer agents or registrars of the Corporation, giving the names of the shareholders in alphabetical order, and showing their respective addresses, the number and class of shares held by each, the number and date of certificates issued for the shares, and the number and date of cancellation of every certificate surrendered for cancellation.

2. Shareholder Right to Examine. Every shareholder shall have a right to examine, in person or by agent or attorney, at a reasonable time or times, for any reasonable purpose, the share register, books or records of account, and records of the proceedings of the shareholders and directors, and make extracts therefrom.

3. Fiscal Year. The fiscal year of the Corporation shall begin on the 1st day of January in each year and end on the 31st day of December of each year.

ARTICLE IX.  STOCK

1. Issuance of Certificates. The certificates of shares of the Corporation shall be numbered and registered in the share register as they are issued. They shall contain a statement that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the registered holder's name, the certificate number and the number and class of shares represented thereby and the par value of each share. Every share certificate shall be signed by the Chairman of the Board of Directors, President or Vice President and the Secretary or Treasurer, and shall be sealed with the Corporate Seal which may be a facsimile, engraved or printed; but where such certificate is signed by an independent transfer agent or by an independent registrar, the signature of any corporate officer upon such certificate may be a facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer has not ceased to be such at the date of its issue.

2. Transfer of Certificates. Except as otherwise provided in the Articles of Incorporation, upon surrender to the Corporation or its transfer agents of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate canceled and the transaction recorded upon the books of the Corporation. No transfer shall be made inconsistent with the Articles of Incorporation or the provisions of the Banking Code of 1965, approved November 30, 1965 (Act No. 356), and its amendments and supplements, or the Uniform Commercial Code, approved April 6, 1953 (Act No. 1), and its amendments and supplements.


3.   Right to Certificate.  Subject to the Articles of
Incorporation, every shareholder of record shall be entitled to a share certificate representing the shares owned by him, but a certificate shall not be issued by the Corporation to a shareholder until the shares represented thereby have been fully paid for.

4. Establishment of Record Dates. The Board of Directors may fix a time, not more than forty (40) days, prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, and to vote at, such meeting, or to be paid such dividend or distribution, or to receive allotment of rights, or to exercise such rights as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed, as aforesaid. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of such period, and in such case, written or printed notice thereof shall be mailed at least ten (10) days before the closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him to the Corporation for the purpose of notice. While the stock transfer books of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed for the determination of shareholders entitled to receive notice of, or vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

5. Lost Certificate. Any person claiming a share certificate to be lost or destroyed shall make an affidavit of affirmation of that fact, shall give the Corporation a bond of indemnity with sufficient surety to protect the Corporation or any person injured by the issue of a new certificate for any liability or expense which it or they may incur by reason of the original certificate remaining outstanding, and shall satisfy all other requirements of the Board of Directors, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, but always subject to the approval of the Board of Directors.

6. Declaration of Dividend. Except as otherwise provided in the articles of Incorporation, the Board of Directors may from time to time declare, and the Corporation may pay, dividends upon the outstanding shares of the Corporation, subject to the restrictions of the Banking Code of 1965, as amended, and of the Articles of Incorporation. Dividends may be declared and paid only out of accumulated net earnings any may be paid in cash or property, including its own shares.

ARTICLE X.INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

1.  Third Party Actions.   The Corporation shall have power to
indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

2.  Derivative Actions.   The Corporation shall have power to
indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. Indemnification shall not be made under this Section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

3. Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1 of this Article X (relating to third party actions) or Section 2 of this Article X (relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 1 of this Article X (relating to third party actions) or Section 2 of this Article X (relating to derivative actions) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (b) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (c)  by the shareholders.

5.  Advancing Expenses.   Expenses (including attorneys' fees)
incurred in defending any action or proceeding referred to in this Article X may be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article X or otherwise.

6.  Supplementary Coverage.   (a)  The indemnification and
advancement of expenses provided by, or granted pursuant to, the other Sections of this Article X shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Section 6 or otherwise.

     (b)  Indemnification pursuant to subsection (a) of this
Section 6 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     (c)  Indemnification pursuant to subsection (a) of this
Section 6 under any By-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the Corporation would have the power to indemnify the person under any other provision of law except as provided in this Section 6 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation.

7.  Power to Purchase Insurance.   The Corporation shall have
power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article X.

8.  Application to Surviving or New Corporations.   For the
purpose of this Article X, references to "the Corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

9.  Application to Employee Benefit Plans  For purposes of this
Article X:

     (a) References to "other enterprises" shall include employee benefit plans and references to "serving at the request of the Corporation" shall include any service as a representative of the Corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries.

    (b) Excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed
"fines."

    (c) Action with respect to an employee benefit plan taken or omitted in good faith by a representative of the Corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the Corporation.

 10.  Duration and Extent of Coverage.   The indemnification and
advancement of expenses provided by, or granted pursuant to, this
Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Corporation and shall inure to the benefit of the heirs and personal representative of that person.

ARTICLE XI.  MISCELLANEOUS PROVISIONS

1. Enabling Resolutions. The Board of Directors shall at the first regular meeting of the Board of Directors after the annual meeting of shareholders, or from time to time thereafter as deemed appropriate by the Board of Directors, promulgate and establish by resolution the general enabling resolutions of the Corporation. These enabling resolution shall define and determine the general operating authorities for the daily operation of each department of the Corporation.

2. Notices. Whenever written notice is required to be given to any person, it may be given to such person, either personally or by sending a copy thereof through the mail, or by telegram, charges prepaid, to his address appearing on the books of the Corporation, or supplied by him to the Corporation for the purpose of notice. If the notice is sent by mail or by telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States Mail or with a telegraph officer for transmission to such person. Such notice shall specify the place, day and hour of the meeting.

3. Waivers of Notice. Whenever any written notice is required by statute, or by the Articles of the Corporation, or by the By-Laws of this Corporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of the meeting need by specified in the waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

4. Meeting by Telecommunications. One or more directors or shareholders may participate in a meeting of the Board of Directors, of a committee of the Board of Directors or of the shareholders, by means of conference telephone or similar communications equipment.

5. Conveyances of Real Estate. All transfers and conveyances of real estate, title to which is vested in this Corporation, shall be by written instrument under the Seal of this Corporation, made pursuant to eh order of the Board of Directors (which may be by way of a general enabling resolution) and signed by the Chairman of the Board of Directors, President, Senior Vice President, Executive Vice President, Vice President and Secretary or Treasurer or such other officer as shall be designated by the Board of Directors.

6. Surety Bonds. All officers and employees of the Corporation and, in addition, any director who is authorized to receive payments of moneys or to handle negotiable securities on behalf of the Corporation, shall, before entering upon the performance of their duties, be converted under the bond of the Corporation, or if such coverage is unavailable to any such officer, employee or director, such person shall furnish bond in such amounts and such surety as is approved by the Board of Directors.

7. Hours. The Corporation shall be open for business daily during such hours as fixed by the Board of Directors except Sundays and days or parts of days designated by the laws of the federal or state government as holidays. the Board of Directors may for any period adopt the so-called "daylight saving time."

8. Annual Statement. The Chairman of the Board of Directors or President and Board of Directors shall present at each annual meeting of shareholders, a full and complete statement of the business and affairs of the Corporation for the preceding year. Such statement shall be prepared and presented in whatever manner the Board of Directors shall deem advisable and need not be verified by a certified public accountant.

ARTICLE XII.  EMERGENCIES

     In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this Corporation by its directors and officers as contemplated by these By-Laws, and three (3) available Directors shall constitute the Emergency Committee of the Board of Directors to exercise the full authority of the Board of Directors until such time as a duly elected Board of Directors can again assume full responsibility and control of the Corporation.

ARTICLE XIII.  AMENDMENTS TO BY-LAWS

     Except as otherwise provided in the Articles of Incorporation, these By-Laws may be amended upon the vote of the majority of the Board of Directors at any meeting of the Board of Directors, subject to the power of the shareholders, provided ten
(10) days notice to the proposed amendment has been given to each ember of the Board of Directors. No amendment may be made unless the By-Law, as amended, is consistent with their requirements of the laws of the Commonwealth of Pennsylvania and of the Articles of Incorporation of the Corporation. A certified copy of all amendments to these By-Laws shall be forwarded to the Secretary of Banking of the Commonwealth of Pennsylvania immediately after adoption.

ARTICLE XIV.  ARTICLES OF INCORPORATION

     In the event of any inconsistency between the provisions hereof and the Articles of Incorporation of the Corporation, the Articles of Incorporation shall control in every such instance. All references in these By-Laws to shareholder voting rights shall only include those shareholders holding shares entitled to vote as provided in the Articles of Incorporation.

                           EXHIBIT E

                   EXCERPTS FROM SUBCHAPTER D OF
                   CHAPTER 15 OF THE PENNSYLVANIA
             BUSINESS CORPORATION LAW OF 1988, AS AMENDED
                    CONCERNNG DISSENTERS' RIGHTS

                                              EXHIBIT E

                 EXCERPTS FROM SUBCHAPTER 19C

Section 1930.  Dissenters rights

     (A) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

                       SUBCHAPTER 15D

                      Dissenters Rights

Section:

1571.   Application and effect of subchapter.
1572.   Definitions.
1573.   Record and beneficial holders and owners.
1574.   Notice of intention to dissent.
1575.   Notice to demand payment.
1576.   Failure to comply with notice to demand payment, etc.
1577.   Release of restrictions or payment for shares.
1578.   Estimate by dissenter of fair value of shares.
1579.   Valuation proceedings generally.
1580.   Costs and expenses of valuation proceedings.

Section 1571. Application and effect of Subchapter.

     (a) General rule. Except as otherwise provided in subsection
(b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c) (relating to dissenters rights upon special treatment).
        Section 1930 (relating to dissenters rights).
        Section 1931(d) (relating to dissenters rights in share exchanges).
        Section 1932(c) (relating to dissenters rights in asset transfers).
        Section 1952(d) (relating to dissenters rights in division).
        Section 1962(c) (relating to dissenters rights in conversion).

        Section 2104(b) (relating to procedure).
        Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
        Section 2325(b) (relating to minimum vote requirement).
        Section 2704(c) (relating to dissenters rights upon election).
        Section 2705(d) (relating to dissenters rights upon renewal of election).
        Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
        Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

        (i) listed on a national securities exchange; or

       (ii) held of record by more than 2,000 shareholders;

      shall not have the right to obtain payment of the fair value of any such shares under this subchapter.


     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

        (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

        (ii)Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

     (iii) Shares entitled to dissenters rights under section
           1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

        (2) a copy of this subchapter.

     (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the Assertion of those rights.

     "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. Record and beneficial holders and owners.

     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a, notice of the adoption of the plan or other corporate action. In either case, the notice shall:

        (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

        (4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

     (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

     (a) General rule. Within 60 days after the latest of:

        (1) effectuation of the proposed corporate action;

        (2) timely receipt of any demands for payment under
            Section 1575 (relating to notice to demand payment);
            or

        (3) timely receipt of any estimates pursuant to section
            1578(relating to estimate by dissenter of fair value of shares);

         if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. All, dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

     (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                           EXHIBIT F

                          PREMIER BANK
                 1995 INCENTIVE STOCK OPTION PLAN

                          PREMIER BANK
                                                       EXHIBIT F
               1995 INCENTIVE STOCK OPTION PLAN


1. PURPOSE. The purpose of the Premier Bank (the "Bank") 1995 Stock Option Plan (the "Plan") is to advance the interests of the Bank, by permitting the Bank to grant options to purchase shares of its common stock. The purpose of the Plan is to attract people of experience and ability to the service of the Bank.

2. DEFINITIONS.

   (a)  "Award" means a grant of Stock Options, or Incentive
Stock Options, under the provisions of this Plan.

   (b) "Board of Directors" or "Board" means the board of directors of the Bank.

   (c) "Change in Control" of the Bank shall mean (i) a plan of reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank or a similar transaction occurs in which the Bank is not the resulting entity;
(ii) individuals who constitute the board of directors of the Bank on the date hereof cease for any reason to constitute a majority thereof; or (iii) a change in control within the meaning of 12 C.F.R. 303.4(a) or 12 C.F.R. 225.41(b) occurs, as determined by the Board of Directors of the Bank.

   (d) "Committee" means a committee consisting of non-employee members of the Board of Directors.

   (e) "Common Stock" means the Common Stock of the Bank, par value, $1.00 per share.

   (f) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

   (g) "Disability" shall mean the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

   (h) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the fair market value of the Common Stock, as determined by the Committee; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange on the date the Option is granted, Fair
Market Value shall not be less than the last sale price reported for the Common Stock on such exchange on such date or, if no sales are reported on the date the Option is granted, on the date immediately preceding such date on which a sale was reported, or (ii) if the Common Stock is not admitted to trading on a national securities exchange on the date the Option is granted, but the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation system on the date the Option is granted, Fair Market Value shall not be less than the average of the highest bid and lowest asked prices of the Common
Stock on such system on such date.

   (i) "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designed as an Incentive Stock Option pursuant to Section 8 of the Plan.

   (j) "Non-qualified Stock Option" means an Option granted by the Committee to a Participant and which is not designated by the Committee as an Incentive Stock Option.

   (k) "Option" means Award granted under Section 7 or Section 8 of the Plan.

   (l) "Participant" means an employee of the Bank chosen by the Committee to participate in the Plan or an independent Director.

   (m) "Plan year(s)" means a calendar year or years commencing on or after January 1, 1995.

   (n) "Retirement" means termination of employment with the Bank pursuant to a written notice by the Recipient to the Bank of such Recipient's intent to retire.

   (o) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Bank or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which results in material loss to the Bank.

3.   ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it sees necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it sees as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

4.  TYPES OF AWARDS.

   Awards under the Plan may be granted in any one or a combination of:

   (a) Non-qualified Stock Options; and
   (b) Incentive Stock Options.

as defined below in Sections 7 and 8 of the Plan.

5.  STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 15 of the Plan, the maximum number of shares reserved for purchase pursuant to the exercise of options granted under the Plan is 100,000 shares of Common Stock of the Bank, par value $1.00 per share. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Bank. To the extent that Options are granted under the Plan, the shares underlying such Options will be unavailable for future grants under the Plan except that, to the extent that Options granted under the Plan terminate, expire or are canceled without having been exercised new Awards may be made with respect to these shares.

6.  ELIGIBILITY.

    Officers and other employees of the Bank shall be eligible to receive Incentive Stock Options, Non-qualified Stock Options under the Plan. Directors who are not employees of the Bank shall only be eligible to receive Awards under the Plan in the form of Non-statutory stock options.

7.  NON-QUALIFIED STOCK OPTIONS.

    7.1  Grant of Non-qualified Stock Options.

    The Committee may, from time to time, grant Non-qualified Stock Options to eligible select employees and Independent Directors, upon such terms and conditions as the Committee may determine. Non-qualified Stock Options granted under this Plan are subject to the following terms and conditions:

      (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined by the Committee on the date the Option is granted. Such purchase price shall not be less than 100% of the Fair Market Value of the Bank's Common Stock on the Date of Grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Bank at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(h).

      (b) Terms of Options. The term during which each Non-qualified Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-qualified Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-qualified Stock Option shall become exercisable and may provide that a Non-qualified Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-qualified Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control of the

Bank, all Non-qualified Stock Options shall become immediately exercisable.

      (c) Termination of Service. Upon the termination of a Participant's service for any reason other than Disability, Retirement, death or Termination for Cause, the Participant's Non-qualified Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the event of Termination for Cause, all rights under the Participant's Non-qualified Stock Options shall expire upon termination. In the event of death, Disability or Retirement of any Participant, all Non-qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one year or such longer period as determined by the Committee following the date of the Participant's death, Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-qualified Stock Option term.

8.   INCENTIVE STOCK OPTIONS.

     8.1  Grant of Incentive Stock Options.

     The Committee may, from time to time, grant Incentive Stock
Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

      (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Bank's Common Stock on the Date of Grant. However, if a Participant beneficially owns more than 10% of the total combined voting power of all classes of Common Stock of the Bank, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Bank's Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Bank at the Fair Market Value of such shares on the date of surrender determined in the manner described in
Section 2(h).

      (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee. In the case of an Option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 8.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an Award under this Section 8.1 exceeds this $100,000 limit, the portion of the Award in excess of such limit shall be deemed a Non-statutory Stock Option.

      (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable, in whole or in part, more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than 10% of the total combined voting power of the Bank (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to whom it is granted.

     The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part, provided that it is consistent with the terms of Section 422 of the Code. Notwithstanding the above, in the event of a Change in Control of the Bank, all Incentive Stock Options shall become immediately exercisable.

      (d) Termination of Employment. Upon the termination of a Participant's service for any reason other than Disability, Retirement, Change in Control, death or Termination for Cause, the Participant's Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the event of Termination for Cause, all rights under the Participant's Incentive Stock Options shall expire upon termination.

     In the event of death or Disability of any employee, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries for one year following the date of the Participant's death or cessation of employment due to Disability. Upon termination of the Participant's service due to Retirement, or a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of Participant's cessation of employment, provided however, that such Option shall not be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than three months following the date of the Participant's Retirement. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

      (e)  Compliance with Code.  The Options granted under this
Section 8 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Bank makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code.

9.   EXERCISE OF OPTIONS

     A person electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares he has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full purchase price of the shares he has elected to purchase. The purchase price shall be paid in full, in cash, upon exercise of the Option, provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise his Option by tendering to the Corporation shares of Common Stock owned by him and having a fair market value of such stock to be determined in the manner provided in Section 2(h) hereof) or by delivering such combination of cash and such shares as the Committee in its sole discretion may approve. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a) (1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least one year.

10.  SURRENDER OPTION.

     In the event of a Participant's termination of employment as a result of death, Disability or Retirement, the Participant (or the Participant's personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee, make application to surrender all or part of Options held by such Participant in exchange for a cash payment from the Bank in an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the Option on the Date of Grant. Whether the Committee accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion. The Committee is under no obligation to any Participant whatsoever to make such payments. In the event that the Committee accepts such application and the Bank determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

11.  RIGHTS OF A SHAREHOLDER: NON-TRANSFERABILITY.

     No Participant shall have any rights as a shareholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Bank or to continue to perform services for the Bank or interferes in any way with the right of the Bank to terminate a Participant's services as an officer or other employee at any time.

    No Award under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative.

12.  AGREEMENT WITH GRANTEES.

     Each Award of Options, will be evidenced by a written agreement, executed by the Participant and the Bank which describes the conditions for receiving the Awards including the Date of Grant, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities laws.

13.  DESIGNATION OF BENEFICIARY.

     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Bank and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14.  DILUTION AND OTHER ADJUSTMENTS.

     In the event of any change in the outstanding shares of Common Stock of the Bank by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Bank, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

    (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

    (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

    (c)  adjustments in the purchase price of outstanding
Incentive and/or Non-statutory Stock Options, or any Limited
Rights attached to such Award.

     No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

15.  TAX WITHHOLDING.

     There shall be deducted from each distribution of cash and/or Common Stock under the Plan the amount required by any governmental authority to be withheld for income tax purposes. If this Plan is qualified under 17 C.F.R. 240.16b-3 of the Exchange Act Rules, then any withholding shall comply with 17 C.F.R. 240.16b-3(e).

16.  AMENDMENT OF THE PLAN.

     The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided however, that the shareholder approval shall be required for any such modification or amendment which:

    (a) increases the maximum number of shares for which options may be granted under the Plan (subject, however, to the provisions of Section 15 hereof);

    (b) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Section 15 hereof):

    (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

    (d)  changes the persons eligible to participate in the Plan.

     Failure to ratify or approve amendments or modifications to subsections (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

     No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

17.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective on January 1, 1995. The Plan shall be presented to shareholders of the Bank for ratification for purposes of: (i) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options; and (ii) if applicable, maintaining listing on the NASDAQ National Market System. The failure to obtain shareholder ratification will not effect the validity of the Plan and the Awards thereunder, provided, however, that if the Plan is not ratified, the Plan shall remain in full force and effect, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-statutory Stock Options.

18.  TERMINATION OF THE PLAN.

     The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the issuance of Common Stock or the exercise of options equivalent to the maximum number of shares reserved under the Plan as set forth in Section 5 of the Plan. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

19.  APPLICABLE LAW.

     The Plan will be administered in accordance with the laws of the Commonwealth of Pennsylvania.

20.  COMPLIANCE WITH SECTION 16.

     If this Plan is qualified under 17 C.F.R. 240.16b-3 of the Exchange Act Rules, with respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any of the provisions of the Plan or actions by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.


________________________          ______________________________
Date Adopted                      ___________________, President

____________________________      _______________________________
Date Ratified by Shareholders     _______________, Corporate
                                                   Secretary

           PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. The following discussion is qualified, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, attached as Exhibit 99D.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") (relating to the Board of Directors), declares that unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

     Section 1712 of the BCL provides that a director of a business corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     1. one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;


     2. counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     3. a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 of the BCL states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

     Moreover, Section 1721 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     1. the director has breached or failed to perform the duties of his office under this section; and

     2. the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

     1. the responsibility or liability of a director pursuant to any criminal statute; or

     2. the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 of the BCL states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting.
The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     1. by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     2. if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     3.  by the shareholders.

     Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

     Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.


     Section 1748 of the BCL (relating to application to surviving or new corporations) provides that for the purposes of the BCL, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the BCL with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1749 of the BCL (referring to application to employee benefit plans) states that for the purposes of the BCL:

     1. references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

     2. excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed
"fines"; and

     3. action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

     Article 23 of the By-laws of the Registrant provides for indemnification to the full extent authorized by Pennsylvania law.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

     2.1 Plan of Reorganization dated as of ________, 1997 among
Registrant, Premier Bank and Premier Interim Bank -- incorporated herein by reference and filed as Exhibit A to the Proxy
Statement/Prospectus included in this Registration Statement.

     2.2 Plan of Merger dated as of _________, 1997 between Premier Bank and Premier Interim Bank -- incorporated herein by reference and filed as Exhibit B to the Proxy
Statement/Prospectus included in this Registration Statement.

     3(i) Articles of Incorporation of Registrant -- incorporated herein by reference and filed as Exhibit C to the Proxy Statement/Prospectus included in this Registration
Statement.

     3(ii) By-laws of Registrant -- incorporated herein by reference and filed as Exhibit D to the Proxy
Statement/Prospectus included in this Registration Statement.

     5  Opinion of Shumaker Williams, P.C. of Camp Hill,
Pennsylvania, Special Counsel to Registrant, as to the legality of the shares of Registrant's stock being registered.

    23  Consent of Shumaker Williams, P.C. of Camp Hill,
Pennsylvania, Special Counsel to Registrant.

    24 Power of Attorney given by the Officers and Directors of the Registrant.

   99.1 Definitive copy of Letter to Shareholders of Premier
Bank.

   99.2 Definitive copy of Notice of Special Meeting of
Shareholders of Premier Bank.

   99.3 Definitive copy of Form of Proxy for use by the Shareholders of Premier Bank.

   99.4 Subchapter D of Chapter 17 of the Pennsylvania Business
Corporation Law of 1988, as  amended (15 Pa. C.S. Sections
1741-1750),
relating to indemnification.

   99.5 Excerpts from Subchapter D of Chapter 15 of the
Pennsylvania Business Corporation Law of 1988, as amended (15 Pa.
C.S.A. Sections 1571-1580, as amended) -- incorporated herein by reference and filed as Exhibit E to the Proxy
Statement/Prospectus included in this Registration Statement.

   99.6 Premier Bank 1995 Incentive Stock Option Plan
(Incorporated by reference from Exhibit F to the Proxy
Statement/Prospectus,included in this Registration Statement).

    (b)  Not Applicable.

    (c)  Not Applicable.

Item 22.  Undertakings.

(a)  The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/ Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania on August 22, 1997.

                                 PREMIER BANCORP, INC.


                        By:      /s/ John C. Soffronoff
                                -------------------------
                                John C. Soffronoff
                                President and Chief Executive
                                Officer

                         POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C.
Soffronoff and Bruce E. Sickel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                          Capacity                  Date
                          ---------                  ----


/s/ John C. Soffronoff    President and Chief    August 22, 1997
---------------------     Executive Officer
John C. Soffronoff        (Principal Executive
                          Officer)

/s/ Clark S. Frame        Chairman of the        August 22, 1997
---------------------     Board, Director
Clark S. Frame

/s/ Barry J. Miles, Sr.   Director               August 22, 1997
----------------------
Barry J. Miles, Sr.

/s/ Bruce E. Sickel       Chief Financial        August 22, 1997
----------------------    Officer, Director
Bruce E. Sickel           (Principal Financial
                          Officer)

/s/ Daniel E. Cohen        Director               August 22, 1997
---------------------
Daniel E. Cohen

/s/ Peter A. Cooper       Director                August 22, 1997
---------------------
Peter A. Cooper

/s/ HelenBeth Garofalo-   Director                August 22, 1997
    Vilcek
----------------------
HelenBeth Garofalo-Vilcek

/s/ Dr. Thomas E. Mackell Director                August 22, 1997
-------------------------
Dr. Thomas E. Mackell

/s/ Dr. Daniel A. Nesi    Director                August 22, 1997
------------------------
Dr. Daniel A. Nesi

/s/ Neil Norton           Director                August 22, 1997
------------------------
Neil Norton

/s/ Thomas M. O'Mara      Director                August 22, 1997
-----------------------
Thomas M. O'Mara

/s/ Michael Perrucci      Director                August 22, 1997
-----------------------
Michael Perrucci

/s/ Brian E. Rossi         Director               August 22, 1997
-----------------------
Brian E. Rossi

/s/ Richard F. Ryon       Director                August 22, 1997
----------------------
Richard F. Ryon

/s/ Gerald Schatz         Director                August 22, 1997
----------------------
Gerald Schatz

/s/ Irving N. Stein       Director                August 22, 1997
----------------------
Irving N. Stein

Thomas P. Stitt           Director                August 22, 1997
----------------------
Thomas P. Stitt

/s/ George H. Wetherill   Director                August 22, 1997
-----------------------
George H. Wetherill

/s/ John A. Zebrowski      Director               August 22, 1997
-----------------------
John A. Zebrowski

                     INDEX TO EXHIBITS

                                                   Page Number
Exhibit Index                                   in Manually
Signed
  Number                                             Original
--------------                                       --------

   2.1        Plan of Reorganization dated as of
              ________, 1997, among Registrant,
              Premier Bank and Premier Interim
              Bank (Incorporated by reference
              from Exhibit A to the Proxy Statement
              /Prospectus, included in this
              Registration Statement).

   2.2        Plan of Merger dated as of ________,
              1997 between Premier Bank and Premier
              Interim Bank (Incorporated by reference
              from Exhibit B to the Proxy Statement
              /Prospectus, included in this Registration
              Statement).

   3(i)       Articles of Incorporation of Registrant
              (Incorporated by reference from Exhibit C to the Proxy Statement/Prospectus, included in this Registration Statement).

  3(ii)       By-laws of Registrant (Incorporated
              by reference from Exhibit D to the Proxy
              Statement/Prospectus, included in this
              Registration Statement).

  5           Opinion of Shumaker Williams, P.C. of
              Camp Hill, Pennsylvania, Special Counsel to Registrant.

  23          Consent of Shumaker Williams, P.C. of
              Camp Hill, Pennsylvania, Special Counsel to Registrant, (Included in Exhibit 5).

  24          Power of Attorney (Included on Signature
              Page).

 99.1         Letter to Shareholders of Premier Bank.

 99.2 Notice of Special Meeting of Shareholders of Premier Bank.

 99.3         Form of Proxy.

 99.4         Subchapter D of Chapter 17 of the
              Pennsylvania Business Corporation Law of
              1988, as amended (15 Pa. C.S. Sections 1741-
              1750).

 99.5 Excerpts from Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S.A.
              Sections 1571-1580) (Incorporated by reference from Exhibit E to the Proxy Statement/ Prospectus included in this Registration Statement).

99.6          Premier Bank 1995 Incentive Stock Option
              Plan (Incorporated by reference from Exhibit
              F to the Proxy Statement/Prospectus, included in this Registration Statement).